INSILCO CORPORATION

                               and

                        GROW GROUP, INC.



                ________________________________

                    ASSET PURCHASE AGREEMENT
                ________________________________



                         for the Sale of

                        Certain Assets of

                       INSILCO CORPORATION



                     Dated as of May 7, 1994

                        TABLE OF CONTENTS

                                                             Page


ARTICLE I.  Definitions. . . . . . . . . . . . . . . . . . . .  1

ARTICLE II. Purchase and Sale. . . . . . . . . . . . . . . . . 15

     2.01   Purchase and Sale of the Transferred Assets and
            Assumption of the Assumed Liabilities. . . . . . . 15
     2.02   Post-Closing Adjustment. . . . . . . . . . . . . . 17
     2.03   Assumption of Liabilities. . . . . . . . . . . . . 19
     2.04   Post-Closing Liabilities . . . . . . . . . . . . . 20

ARTICLE III.   Closing Date and Effective Time . . . . . . . . 20

ARTICLE IV. Representations and Warranties . . . . . . . . . . 20

     4.01   Representations and Warranties by the Seller . . . 20
     4.02   Representations and Warranties by the Purchaser. . 38

ARTICLE V.  Additional Agreements and Covenants. . . . . . . . 42

     5.01   Covenants of the Seller. . . . . . . . . . . . . . 42
     5.02   Covenants of the Purchaser . . . . . . . . . . . . 47

ARTICLE VI. Conditions to Closing. . . . . . . . . . . . . . . 50

     6.01   Conditions to the Obligations of the Purchaser . . 50
     6.02   Conditions to the Obligations of the Seller. . . . 55

ARTICLE VII.   Taxes . . . . . . . . . . . . . . . . . . . . . 59

     7.01   Transfer Taxes . . . . . . . . . . . . . . . . . . 59
     7.02   Ad Valorem or Property Taxes . . . . . . . . . . . 59
     7.03   Purchase Price Allocation. . . . . . . . . . . . . 60
     7.04   Real Property Transfer Fees. . . . . . . . . . . . 60

ARTICLE VIII.  Employee Matters. . . . . . . . . . . . . . . . 61

     8.01   Employment Offers; Benefits. . . . . . . . . . . . 61
     8.02   WARN . . . . . . . . . . . . . . . . . . . . . . . 63
     8.03   Termination of Participation in Certain Benefit
            Plans. . . . . . . . . . . . . . . . . . . . . . . 63
     8.04   Certain Agreements with Key Employees. . . . . . . 64
     8.05   Multiemployer Plans. . . . . . . . . . . . . . . . 64

ARTICLE IX. Extent and Survival of Representations,
            Warranties, Covenants and Agreements;
            Indemnification. . . . . . . . . . . . . . . . . . 64

     9.01   Scope of Representations of the Seller . . . . . . 64
     9.02   Indemnification of Parties . . . . . . . . . . . . 65
     9.03   Survival . . . . . . . . . . . . . . . . . . . . . 75
     9.04   Indemnification Procedures . . . . . . . . . . . . 76
     9.05   Insurance. . . . . . . . . . . . . . . . . . . . . 81
     9.06   Acknowledgment of the Purchaser. . . . . . . . . . 82

ARTICLE X.  Termination, Amendment and Waiver. . . . . . . . . 82

     10.01  Grounds for Termination. . . . . . . . . . . . . . 82
     10.02  Effect of Termination. . . . . . . . . . . . . . . 83
     10.03  Amendment. . . . . . . . . . . . . . . . . . . . . 84
     10.04  Extension; Waiver. . . . . . . . . . . . . . . . . 84
     10.05  Procedure for Termination, Amendment, Extension
            or Waiver. . . . . . . . . . . . . . . . . . . . . 84

ARTICLE XI. Brokers. . . . . . . . . . . . . . . . . . . . . . 85

ARTICLE XII.   Expenses. . . . . . . . . . . . . . . . . . . . 85

ARTICLE XIII.  Noncompetition. . . . . . . . . . . . . . . . . 85

     13.01  Seller's Covenant Not to Compete . . . . . . . . . 86
     13.02  Equitable Relief . . . . . . . . . . . . . . . . . 86
     13.03  Scope of Covenant. . . . . . . . . . . . . . . . . 86

ARTICLE XIV.   Real Property . . . . . . . . . . . . . . . . . 86

     14.01  Transferred Stores . . . . . . . . . . . . . . . . 86
     14.02  Lease. . . . . . . . . . . . . . . . . . . . . . . 87
     14.03  Option to Purchase . . . . . . . . . . . . . . . . 88
     14.04  Sale to Third Party. . . . . . . . . . . . . . . . 89
     14.05  Sharing of Proceeds. . . . . . . . . . . . . . . . 89

ARTICLE XV. Environmental Assessments and Data . . . . . . . . 90

     15.01  Environmental Assessments. . . . . . . . . . . . . 90
     15.02  Environmental Data . . . . . . . . . . . . . . . . 91

ARTICLE XVI.   Notices; Books and Records; Miscellaneous . . . 92

     16.01  Notices. . . . . . . . . . . . . . . . . . . . . . 92
     16.02  Books and Records. . . . . . . . . . . . . . . . . 93
     16.03  Miscellaneous. . . . . . . . . . . . . . . . . . . 93



EXHIBITS

     Exhibit A:     General Conveyance and Assumption Agreement.
     Exhibit B:     Deed.
     Exhibit C:     Lease Assignment.
     Exhibit D:     Lease.

SCHEDULES

     Schedule 1.01(A):        Transferred Assets
     Schedule 1.01(B):        Certain Retained Assets.
     Schedule 1.01(C):        Collective Bargaining Agreements.
     Schedule 1.01(D):        Leased Real Property.
     Schedule 1.01(E):        Owned Real Property.
     Schedule 1.01(F):        Multiemployer Plans.
     Schedule 1.01(G):        Certain Retained Liabilities.
     Schedule 1.01(H):        Garfield Site.
     Schedule 2.03(A):        Assumed Current Liabilities.
     Schedule 4.01(A):        Seller Jurisdictions.
     Schedule 4.01(C):        Certain Seller Consents.
     Schedule 4.01(D):        Certain Seller Defaults and
                               Noncompliance.
     Schedule 4.01(F):        Certain Changes.
     Schedule 4.01(G):        Certain Contracts, Agreements,
                               Plans and Commitments.
     Schedule 4.01(H):        Insurance.
     Schedule 4.01(I)(i):     Patents, Trademarks and Copyrights.
     Schedule 4.01(I)(ii):    Intellectual Property Agreements.
     Schedule 4.01(J):        Plans.
     Schedule 4.01(K):        Seller Litigation.
     Schedule 4.01(M):        Encumbrances on Transferred Assets.
     Schedule 4.01(N):        Environmental Matters.
     Schedule 4.01(O):        Licenses.
     Schedule 4.01(P):        Inventory.
     Schedule 4.01(Q):        Receivables.
     Schedule 4.01(R):        Tax Matters.
     Schedule 4.01(S):        Bank Accounts.
     Schedule 4.01(T):        Product Warranties.
     Schedule 4.01(U):        Certain Employment Laws.
     Schedule 4.02(A):        Purchaser Jurisdictions.
     Schedule 4.02(C):        Certain Purchaser Consents.
     Schedule 4.02(D):        Certain Purchaser Defaults and
                               Noncompliance.
     Schedule 4.02(F):        Purchaser Litigation.
     Schedule 8.01(A):        Seller's Severance Pay Plan.
     Schedule 8.04(A):        Key Employee Agreements.
     Schedule 13.01(A):       California Counties.
     Schedule 14.01(A):       Book Values of the Stores.
     Schedule 14.01(B):       Appraisal Standards.
     Schedule 14.05(A):       Transferred Stores.
     Schedule 15.01(A):       Scope of Work.
       ASSET PURCHASE AGREEMENT


          This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into May 7, 1994 (the "Signing Date"), between Insilco Corporation, a Delaware corporation (the "Seller"), and Grow Group, Inc., a New York corporation (the "Purchaser"),
                      W I T N E S S E T H:
          WHEREAS, the Seller desires to sell to the Purchaser certain assets and properties of the Seller's operating division known as the Sinclair Paint Company (the "Division"), and the Purchaser desires to purchase from the Seller such assets and properties, upon the terms and subject to the conditions hereinafter set forth; and
          WHEREAS, the Seller desires to transfer to the Purchaser certain liabilities and obligations of the Division, and the Purchaser desires to assume such liabilities and obligations, upon the terms and subject to the conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:
                           ARTICLE I.
                           Definitions
          The terms set forth below in this Article I will have the meanings ascribed to them below or in the part of this Agreement referred to below:
          Accountant: KPMG Peat Marwick or any successor appointed by the Seller and agreed to by the Purchaser.
          Acquired Business: a person or entity whose assets or stock has been acquired by the Predecessor or the Division (or the Seller on behalf of the Division) prior to the Closing Date.
          Aggregate Proceeds:  as defined in Section 14.05.
          Agreement:  as defined in the preamble.
          Appraiser: Cushman & Wakefield or any successor appointed by the Seller and agreed to by the Purchaser.
          Assumed Liabilities: the liabilities and obligations to be assumed by the Purchaser as described in Section 2.03.
          Audited Computations: as defined in Section 2.02(A). Balance Sheet: the audited balance sheet (with accompanying notes) of the Division as at the Balance Sheet Date and audited by the Accountant.
          Balance Sheet Adjustment: as defined in Section 2.01. Balance Sheet Current Liabilities: the liabilities included on the Balance Sheet as current liabilities, including the accruals for workers' compensation and store closing expenses but excluding the other Retained Liabilities and any other liability for which the Seller is liable under this Agreement and all reserves or accrued expenses related thereto.
          Balance Sheet Date:  December 31, 1993.
          Balance Sheet Working Capital: as at the Balance Sheet Date, Current Assets minus Balance Sheet Current Liabilities.
          Bargaining Unit Employees: employees of the Division that are included within one or more Collective Bargaining Agreements.
          Best Efforts: a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense or the initiation or prosecution of legal action.
          Book Value: the value of all of the Stores as maintained on the Seller's books, as at the Balance Sheet Date, as set forth in Schedule 14.01(A).
          Capital Expenditures: any capital expenditures made in the Ordinary Course of Business of the Division after the Balance Sheet Date and included in property, plant and equipment on the Closing Balance Sheet.
          CERCLA: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
          Charter Documents: with respect to any corporation, the articles or certificate of incorporation and bylaws or code of regulations of such corporation.
          Claim Notice:  as defined in Section 9.04(A).
          Closing:  as defined in Article III.
          Closing Balance Sheet: the audited balance sheet (with accompanying notes) of the Division as at the Closing Date, prepared using the same accounting principles, practices and procedures that were used to prepare the Balance Sheet applied in a manner consistent therewith.
          Closing Current Liabilities:    the liabilities included
on the Closing Balance Sheet as current liabilities excluding all Retained Liabilities (including accruals for workers' compensation and store closing expenses) and any other liability for which the Seller is liable under this Agreement and any reserves or accrued expenses related thereto.
          Closing Date:  as defined in Article III.
          Closing Working Capital: as at the Closing Date, Current Assets minus Closing Current Liabilities.
          Code: the Internal Revenue Code of 1986, as amended. Collective Bargaining Agreement: a collective bargaining agreement listed on Schedule 1.01(C) (collectively, Collective Bargaining Agreements).
          Comparable Employment: with respect to each Employee, an offer for employment in a position reasonable for a person of the Employee's qualifications and skills to accept under the terms of the offer, and which offer provides that the wages (exclusive of benefits) and hours of such employment are, taken as a whole, generally comparable to the wages (exclusive of benefits) and hours in effect for such Employee immediately prior to the Closing Date.
          Confidentiality Agreement: the confidentiality agreement executed between the Purchaser and the Seller, dated August 23, 1993.
          Cost Recovery Action: as defined in Section 9.01(B)(v). Current Assets: as of the applicable dates, the assets included on the Balance Sheet as current assets and the assets included as current assets on the Closing Balance Sheet, excluding Retained Assets included therein.
          currently conducted:  as of any applicable date, the six
(6) month period immediately prior to such date.
          Data Room:  as defined in Section 9.01.
          Deed:  the form of Corporation Grant Deed attached hereto
as Exhibit B.
          Division:  as defined in the preamble.
          Effective Time:  as defined in Article III.
          Election Period:  as defined in Section 9.04(A).
          Elective Corrective Action:  as defined in
Section 9.02(B).
          Employee:  as defined in Section 8.01 (collectively,
Employees).
          Environment: any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.
          Environmental Claim: any written notice by any person or entity alleging any violation of any Environmental Law or any potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, harm or damages to person, property or natural resources or fines or penalties) arising out of, based on or resulting from (A) the emission, discharge, disposal, release or threatened release in or into the Environment of any Hazardous Material or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.
          Environmental Consultant: Engineering Science, Inc., or any successor agreed to by the Seller and the Purchaser.
          Environmental Data: as defined in Section 15.02. Environmental Estimate: as defined in the Scope of Work
(collectively, Environmental Estimates).
          Environmental Laws: all federal, state and local laws, codes, common law, regulations, rules and orders that may be enforced by any applicable Governmental Authority relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Hazardous Materials in or into the Environment (and individually, an Environmental Law).
          Environmental Loss: any Loss, other than an Offsite Environmental Loss and a Shared Successor Environmental Loss, that
(A) arises under or is based on any Environmental Law and
(B) results from the ownership or operation of, or the conduct of the business of the Division (or the Seller on behalf of the Division) or the Predecessor or any other person or entity on, the Real Property prior to the Closing Date (but not including any Loss arising under or based on requirements of Environmental Laws promulgated, enacted or amended after the Closing Date to the extent such requirements impose greater obligations (financial or otherwise) than those in effect as of the Closing Date) (collectively, Environmental Losses).
          Environmental Permits: as defined in Section 4.01(N). Environmental Warranty Losses: as defined in
Section 9.02(B).
          ERISA:  the Employee Retirement Income Security Act of
1974, as amended.
          Exhibit:  an exhibit to this Agreement.
          Existing Purchaser Medical Plan:  as defined in
Section 8.01(E).
          Fair Market Value:  as defined in Section 14.02(B).
          Filings: any filings required to release or evidence the release of the Insilco Liens with respect to the Transferred Assets.
          GAAP: generally accepted accounting principles, consistently applied throughout the applicable period.
          Garfield Site: a tract of land, together with the improvements thereon, located at 6100 Garfield Avenue, Commerce, California 90040-3611, as more specifically described in Schedule 1.01(H).
          General Conveyance: a General Conveyance and Assumption Agreement substantially in the form attached as Exhibit A.
          Governmental Authority: the United States of America, any state, commonwealth, territory or possession thereof, and any political subdivision of any of the foregoing, including courts, departments, commissions, boards, bureaus, agencies or other instrumentalities.
          Hazardous Materials: any material or substance defined as hazardous or toxic under an applicable Environmental Law.
          HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          Indemnified Party: as defined in Section 9.04(A). Indemnifying Party: as defined in Section 9.04(A). Indemnity Notice: as defined in Section 9.04(D). Independent Accountant: Deloitte & Touche or any other nationally recognized certified public accounting firm mutually agreed to by the Seller and the Purchaser.
          Initial Term:  as defined in Section 14.02(A).
          Insilco Affiliate: any person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Seller.
          Insilco Liens: all liens on and security interests in the Transferred Assets which secure the obligations of the Seller under the Seller Credit Agreement or the Seller Indentures.
          Intellectual Property: as defined in Section 4.01(I). Intellectual Property Agreements: as defined in
Section 4.01(I).
          Key Employees: the employees of or assigned to the Division listed in Schedule 8.04(A).
          knowledge: with respect to (A) the Seller, the knowledge of any employee employed in a management function at the Division, or any officer or director of the Seller, or the Seller's Risk Manager, Environmental Manager, Tax Manager or Internal Auditor, or
(B) the Purchaser, the knowledge of any employee employed in a management function, or any officer or director of the Purchaser.
          Lease: a lease substantially in the form of Exhibit D, with respect to a Store (collectively, Leases).
          Lease Assignment: a lease assignment, substantially in the form of Exhibit C, with respect to any of the Leased Real Property (collectively, Lease Assignments).
          Leased Real Property: the real property in which the Seller has a leasehold interest and which is described in
Schedule 1.01(D).
          License:  as defined in Section 4.01(O) (collectively,
Licenses).
          Loss: any claim, lawsuit, liability, loss, damage, expense, penalty, fine or interest (including reasonable attorneys' fees and costs, but excluding diminution in value and lost profits) (collectively, Losses).
          Material Adverse Effect: any material adverse effect on the assets, business, operations or financial condition of the Division or the Purchaser, as applicable.
          Multiemployer Plans:  the multiemployer plans listed in
Schedule 1.01(F).
          NASD: National Association of Securities Dealers, Inc. Net Assets: with respect to the Balance Sheet, total assets less total current liabilities.
          Net Sales Price:  as defined in Section 14.04.
          Offsite Environmental Loss: any Loss arising under or based on any Environmental Law (a) resulting from the ownership or operation of or conduct of the business of the Division (or the Seller on behalf of the Division) or the Predecessor with respect to real property previously owned or leased by the Division (or the Seller on behalf of the Division) or the Predecessor, not included in the Real Property, or (b) involving any transportation to, storage at, or disposal at facilities not owned or leased (or not previously owned or leased) by the Division (or the Seller on behalf of the Division) or the Predecessor of Hazardous Materials or petroleum products arranged for by the Division (or the Seller on behalf of the Division) or the Predecessor prior to the Closing Date, unless performed at the direction or request of the Purchaser (but not including any Loss arising under or based on requirements of Environmental Laws promulgated, enacted or amended after the Closing Date to the extent such requirements impose greater obligations (financial or otherwise) than those in effect as of the Closing Date) (collectively, Offsite Environmental Losses).
          Option Purchase Price: as defined in Section 14.03(B). Ordinary Course of Business: with respect to the
Division, the ordinary course of its business, consistent with past practices.
          Owned Real Property: the real property in which the Seller has a fee interest and which is described in
Schedule 1.01(E).
          Permitted Encumbrances: (A) liens for current property and similar taxes not yet due and payable, or being contested in good faith by appropriate proceedings; (B) liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due and payable, or being contested in good faith by appropriate proceedings, to carriers, warehousemen, laborers, materialmen and the like; (C) easements, rights-of-way and other encumbrances that do not materially detract from the value (assuming that the current use is the best and highest use) or interfere with the current use of the assets affected thereby; and (D) those liens listed in
Schedule 4.01(M).
          Plans:  as defined in Section 4.01(J).
          Post-Closing Environmental Loss: any Loss, other than an Environmental Loss, Offsite Environmental Loss and Shared Successor Environmental Loss, that (A) arises under or is based on any Environmental Law in effect on or after the Closing Date and (B) results from the ownership or operation of, or the conduct of the business of, the Division, on or after the Closing Date (collectively, Post-Closing Environmental Losses).
          Predecessor: Sinclair Paint Company, Inc., a California corporation, the stock of which was acquired by the Seller on April 18, 1971.
          Product Warranty Loss: any Loss arising on or after the Closing Date with respect to the Products manufactured or sold by the Division (or the Seller on behalf of the Division) prior to the Closing Date, but excluding any claims for personal injury arising from such Products and any claims asserted or litigation pending with respect to the Products prior to the Closing Date (collectively, Product Warranty Losses).
          Products: the products currently produced, assembled, distributed, marketed or sold by the Division, including, but not limited to, architectural paints and coatings, together with sundries, wallcoverings, spray equipment and other decorator products produced by others and related tools and supplies (individually, a Product).
          Pro Forma Balance Sheet: the unaudited balance sheet (with accompanying notes) of the Division as of December 31, 1993.
          Pro Forma Closing Balance Sheet: the unaudited balance sheet (with accompanying notes) of the Division as at the Closing Date, prepared using the same accounting principles, practices and procedures that were used to prepare the Balance Sheet applied in a manner consistent therewith.
          Pro Forma Net Assets:  $31,418,000.
          Purchase Price:  as defined in Section 2.01(B).
          Purchase Price Adjustment:  as defined in Section
2.01(B).
          Purchaser:  as defined in the preamble.
          Purchaser Indemnified Loss: as defined in Section 9.02(A) (collectively, Purchaser Indemnified Losses).
          Purchaser Notified Items: as defined in Section 6.01(I). Purchaser's Accountant: Ernst & Young or any successor appointed by the Purchaser.
          Purchaser's Computations: as defined in Section 2.02(A). Purchaser's Share: as defined in Section 14.05.
          Real Property:  the Owned Real Property and the Leased
Real Property.
          Recovered Amount: as defined in Section 9.02(B). Required Corrective Action: as defined in Section
9.02(B).
          Retained Assets: all assets, properties and rights of the Seller, of any nature, including the Retained Assets listed in
Schedule 1.01(B), but excluding the Transferred Assets.
          Retained Liabilities: all liabilities (other than the Assumed Liabilities and the Environmental Losses) arising from or in connection with the Transferred Assets or the conduct of the business of the Division prior to the Closing Date, including the liabilities set forth on Schedule 1.01(G).
          Schedule:  a schedule to this Agreement.
          Scope of Work: the Scope of Environmental Work attached as Exhibit 15.01(A).
          Seller:  as defined in the preamble.
          Seller Credit Agreement: the Credit Agreement dated as of April 1, 1993 among the Seller, as borrower, the Lenders and Issuers parties thereto and Citicorp USA, Inc., as Agent, as amended to date.
          Seller Indemnified Loss: as defined in Section 9.02(E) (collectively, Seller Indemnified Losses).
          Seller Indentures: (A) the Indenture dated as of July 1, 1987 between the Seller and Shawmut Connecticut Bank, N.A., as Trustee, as amended and supplemented to date, and (B) the 103/8% Note
Indenture.
          Seller Security Documents: collectively, the Loan Documents (as such term is defined in the Seller Credit Agreement), the New Collateral Trust Agreement (as such term is defined in the 103/8% Note Indenture) and the New Security Documents (as such term is defined in the New Collateral Trust Agreement).
          Severance Pay Plan:  the Severance Pay Plan attached as
Schedule 8.01(A).
          Severance Pay Agreements: the Seller's Severance Pay Plan with respect to the Division, as set forth in Schedule 8.01(A), the Agreements set forth on Schedule 8.04(A) and any severance pay agreements set forth in or required by the Collective Bargaining Agreements (individually, a Severance Pay Agreement).
          Shared Successor Environmental Loss: any Loss, other than an Environmental Loss and an Offsite Environmental Loss, arising under or based on any Environmental Law (a) with respect to real property previously owned or leased by an Acquired Business, or (b) involving any transportation to, storage at, or disposal at facilities not owned or leased (or not previously owned or leased) by the Division (or the Seller on behalf of the Division), or any Acquired Business, of Hazardous Materials or petroleum products arranged for by an Acquired Business prior to the Closing Date (but not including any Loss arising under or based on requirements of Environmental Laws promulgated, enacted or amended after the Closing Date to the extent such requirements impose greater obligations (financial or otherwise) than those in effect as of the Closing Date) (collectively, Shared Successor Environmental Losses).
          Side Letter: the side letter between the Seller and the Purchaser, dated effective the Signing Date, entered into in connection with this Agreement.
          Signing Date:  as defined in the preamble.
          Statement of Operating Earnings: the audited statement of operating earnings of the Division for the past two (2) fiscal years of the Seller, including the notes relating thereto, for the twelve (12) month periods ended on December 31, 1992 and the Balance Sheet Date prepared by the Seller and audited by the Accountant.
          Statements: collectively, the Balance Sheet, the audited balance sheet (with accompanying notes) of the Division as at December 31, 1992 prepared by the Seller and audited by the Accountant, and the Statement of Operating Earnings.
          Store: a tract of land, together with the improvements thereon owned by the Seller, described in Schedule 1.01(E)(2)-(14) (collectively, Stores).
          Taxes: all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, regardless of whether such interest, penalties or additions are attributable to a period ending before or after the Closing Date.
          Tax Return: any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority with respect to Taxes attributable to the Division.
          103/8% Note Indenture:  the Indenture dated as of April
1,
1993 among the Seller and each of the other subsidiaries of the Seller that are parties thereto and State Street Bank and Trust Company, as Trustee, as amended and supplemented to date.
          Third Party Claim: as defined in Section 9.04(A). Threshold Amount: as defined in Section 9.02(A)(i). Transfer Agreements: with respect to any party to this
Agreement, this Agreement, the General Conveyance, the Leases and the Lease Assignments, and with respect to the Seller, the Deeds.
          Transferred Assets: as set forth in Schedule 1.01(A). Transferred Employee: as defined in Section 8.01
(collectively, Transferred Employees).
          Transferred Stores:  as defined in Section 14.01.
          Unions: Local 431, Local 572, Local 578, Local 860 and Local 996, each of the International Brotherhood of Teamsters.
          WARN Act:  as defined in Section 8.02.
                           ARTICLE II.
                        Purchase and Sale
          2.01 Purchase and Sale of the Transferred Assets and Assumption of the Assumed Liabilities.
          (A) On the terms and subject to the conditions of this Agreement, at the Closing (i) the Seller will sell, assign, transfer and convey to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all the Seller's right, title and interest in and to the Transferred Assets, (ii) the Seller will assign and transfer to the Purchaser, and the Purchaser will assume from the Seller, the Assumed Liabilities and (iii) the Seller will retain and continue to be solely liable and responsible for the Retained Liabilities.
          (B) The aggregate purchase price to be paid by the Purchaser for the Transferred Assets will be $51,000,000, as adjusted by the Balance Sheet Adjustment, plus any amounts to be paid for the Transferred Stores as set forth in Section
     14.01 (the "Purchase Price"), to be adjusted after the Closing Date pursuant to Section 2.02 (the "Purchase Price Adjustment"). On the Closing Date, the Purchaser will pay the Seller the Purchase Price by wire transfer in immediately available funds to the account or accounts specified in writing by the Seller to the Purchaser. Simultaneously therewith, (i) the Seller and the Purchaser will execute and deliver, effective as of the Effective Time, the General Conveyance, the Leases and the Lease Assignments and (ii) the Seller will execute and deliver, effective as of the Effective Time, the Deeds.
          (C) As soon as practicable after the Signing Date, the Accountant will conduct a special purpose audit of the Pro Forma Balance Sheet. The Pro Forma Balance Sheet does not, and the Balance Sheet will not, include adjustments to the Division's balance sheet for: (i) the Seller's debt and other corporate allocations; (ii) environmental remediation liabilities; (iii) income tax accruals; (iv) litigation reserves; and (v) the Seller's equity accounts. The Accountant will make its "work papers" in connection with the audit of the Pro Forma Balance Sheet available for review by the Purchaser's Accountant, at the Purchaser's expense, during normal business hours and on reasonable advance notice.
          (D) An adjustment, if any, to the Purchase Price (the "Balance Sheet Adjustment"), will be determined from the Balance Sheet as follows:
               (i) if the Net Assets exceed $31,918,000, the Purchase Price will be increased by the amount of such excess, if any; or
               (ii) if the Pro Forma Net Assets exceed the Net Assets, the Purchase Price will be decreased by the amount of such excess.
          (E) The Seller and the Purchaser will have ten (10) days after receipt of the Balance Sheet to object to the Balance Sheet Adjustment. If neither party objects by written notice to the other party within such ten (10) days, each party will be deemed to have accepted and agreed to the Balance Sheet Adjustment. If a party objects to the Balance Sheet Adjustment within such time period, then within ten (10) days after such objection is received by the other party, the parties will (i) meet to consider such objection and may agree to revise the Balance Sheet Adjustment, which, on agreement, will be binding on the Seller and the Purchaser, or
     (ii) specify that the Independent Accountant perform certain accounting procedures to determine whether the alleged error or errors in the Balance Sheet or the Balance Sheet Adjustment exist and report to the Seller and the Purchaser the Independent Accountant's results and conclusions. The fees and expenses of the Independent Accountant for such services will be shared equally by the Purchaser and the Seller. The Independent Accountant's determination will be made within thirty (30) days after the date that the Independent Accountant receives the Balance Sheet and its determination of the Balance Sheet Adjustment will be final and binding on the Purchaser and the Seller.
          2.02 Post-Closing Adjustment. The Purchase Price will be adjusted from the dollar amount stated in Section 2.01 as provided in this Section 2.02.
          (A) The Purchaser will prepare and deliver to the Seller, within sixty (60) calendar days after the Closing Date, (i) the Pro Forma Closing Balance Sheet, (ii) the Purchaser's calculation of Closing Working Capital as derived from the Pro Forma Closing Balance Sheet and (iii) the resulting adjustment to the Purchase Price to be made pursuant to Section 2.02(B) (collectively, the "Purchaser's Computations"). The Accountant will have sixty (60) days after receiving the Purchaser's Computations to audit the Pro Forma Closing Balance Sheet and to deliver the Closing Balance Sheet and the resulting adjustments, if any, to the Purchaser's Computations (the "Audited Computations"). The Seller and the Purchaser will have thirty (30) days after receipt of the Audited Computations to review and object to any error or item in the Closing Balance Sheet and the Audited Computations. In connection with such review by the Purchaser, the Purchaser's Accountant will have the opportunity to review the Accountant's "work papers" at the Purchaser's expense during normal business hours and on reasonable advance notice. If neither party objects by written notice to the other party within such thirty (30) days, each party will be deemed to have accepted and agreed to the Audited Computations. If a party objects to the Audited Computations within such time period, then within thirty (30) days after such objection is received by the other party, the parties will (a) meet to consider such objection and may agree to revise the Audited Computations, which, on agreement, will be binding on the Seller and the Purchaser, or (b) specify that the Independent Accountant perform certain accounting procedures to determine whether the alleged error or errors in the Audited Computations exist and report to the Seller and the Purchaser the Independent Accountant's results and conclusions. The fees and expenses of the Independent Accountant for such services will be shared equally by the Purchaser and the Seller. The Independent Accountant's determination will be made within thirty (30) days after the date that the Independent Accountant receives the Audited Computations and such determination will be final and binding on the Purchaser and the Seller.
          (B) The Purchase Price will be, as determined by the procedure set forth in Section 2.02(A), (i) increased by the amount of any Capital Expenditures, not to exceed $500,000, and (ii) increased by the amount by which Closing Working Capital exceeds Balance Sheet Working Capital, or decreased by the amount by which Balance Sheet Working Capital exceeds Closing Working Capital, as applicable.
          (C) The Purchaser or the Seller, as applicable, will pay or cause to be paid the Purchase Price Adjustment to or at the direction of the other party by wire transfer in immediately available funds on or before the fifth (5th) business day following the final determination thereof.
          2.03 Assumption of Liabilities. The Purchaser agrees to assume or otherwise be liable for (A) all current liabilities described on Schedule 2.03(A) to the extent disclosed on the Closing Balance Sheet, (B) all Environmental Losses specifically assumed by the Purchaser under Article IX and Section 15.01,
(C) all liabilities specifically assumed by the Purchaser under Articles VII, VIII and IX, (D) all liabilities specifically assumed by the Purchaser in the Lease Assignments, (E) to the extent set forth in Section 9.02(D), all liabilities for Product Warranty Losses, and (F) all liabilities arising from purchase orders, contracts and contract rights for unfilled or partially filled orders from customers, sales representatives or distributors for Products, existing on the Closing Date. Except as specifically provided in this Agreement, the parties expressly agree that the Purchaser will not be liable for any liability of the Seller or the Division incurred or arising prior to the Closing Date.
          2.04 Post-Closing Liabilities. Except as specifically provided in this Agreement, the parties expressly agree that the Seller will not be liable for any liabilities of the Division incurred, or arising from the operation of the business of the Division, after the Closing Date, including any Post-Closing Environmental Losses.
                          ARTICLE III.
                 Closing Date and Effective Time
          The closing of the purchase and sale of the Transferred Assets and the transfer and assumption of the Assumed Liabilities (the "Closing") will be held at the offices of Brobeck, Phleger & Harrison, 550 South Hope Street, Los Angeles, California 90071-2604 at 10:00 a.m., Los Angeles time, on August 1, 1994, or at such other place or time as the Purchaser and the Seller may agree (the "Closing Date"). The effective time of the transfer of the Transferred Assets and the assumption of the Assumed Liabilities will be deemed to have been 12:01 a.m., Los Angeles time, on the Closing Date (the "Effective Time").
                           ARTICLE IV.
                 Representations and Warranties
          4.01 Representations and Warranties by the Seller.
Except as otherwise disclosed in this Agreement or the applicable Schedules, and except as otherwise indicated below, the Seller hereby individually represents and warrants as to itself and, where indicated, as to the Division, as of the Signing Date and the Closing Date, and with respect to any laws, including Environmental Laws, as of the Signing Date and the Closing Date, as applicable, that:
          (A)  Organization and Good Standing.
               (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted.
               (ii) The Seller has previously delivered to the Purchaser true, correct and complete copies of its Charter Documents, each as amended to date. The Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify would reasonably be expected to (a) have a Material Adverse Effect on the Division or (b) prevent the Seller from consummating the transactions contemplated by this Agreement. Schedule 4.01(A) sets forth a list of all jurisdictions in which the Seller is licensed or qualified to transact, as a foreign corporation, the business being transacted by the Division.
          (B)  Corporate Authority and Approval.
               (i) The Seller has all requisite corporate power and authority to execute and deliver its Transfer Agreements, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by the Seller of its Transfer Agreements, the performance by the Seller of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of the Seller.
               (ii) This Agreement constitutes, and upon execution and delivery the other Transfer Agreements will constitute, the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.
          (C) No Violation. Except as set forth in Schedule 4.01(C), this Agreement and the execution and delivery hereof by the Seller does not, and the other Transfer Agreements and the execution and delivery thereof by the Seller will not, and the fulfillment and compliance with the terms and conditions of each of the Transfer Agreements and the consummation of the transactions contemplated thereby will not:
               (i) violate or conflict with any provision of the Charter Documents of the Seller, each as amended to date;
               (ii) violate or conflict with any provision of, or, except with respect to the HSR Act, require any filing, consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction, decree or license applicable to or binding upon the Seller (assuming receipt of all governmental consents and the making of all governmental filings which by their nature cannot be obtained or made prior to the Signing Date or the Closing Date, as applicable);
               (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give rise to any right of termination or cancellation under, or require any filing, consent, authorization or approval under, (a) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Seller is a party or by which the Seller is bound or to which any of its properties is subject or (b) any lease, license, contract or other agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties is subject; or
               (iv) result in the creation or imposition of any lien, charge or other encumbrance upon the assets of the Seller, which violation, conflict, breach, default, acceleration, lien, charge or encumbrance, or failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (iv) of this paragraph (C), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Division or would prevent the Seller from consummating the transactions contemplated by this Agreement.
          (D) No Default; Compliance with Laws and Regulations. Except as set forth in Schedule 4.01(D), and except with respect to Environmental Laws (which are addressed in
     Section 4.01(N)), to the knowledge of the Seller:
               (i) the Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Seller is a party or by which the Seller or its properties are bound, (b) any judgment, order or injunction of any arbitrator or Governmental Authority or
          (c) any other agreement, contract, lease, license or other instrument, which defaults or potential defaults, individually or in the aggregate, in any such case would reasonably be expected to have a Material Adverse Effect on the Division or prevent the Seller from consummating the transactions contemplated by this Agreement; and
               (ii) the Seller is in compliance with all laws, regulations, orders, judgments or decrees of any Governmental Authority applicable to its respective businesses and operations, noncompliance with which would reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect on the Division or (b) prevent the Seller from consummating the transactions contemplated by this Agreement; and the Seller has not received any written notice to the effect that, or otherwise been advised that, the Seller is not in compliance with any of such laws, regulations, orders, judgments or decrees, including any notification that the Real Property is in violation, in any material respect, of any applicable building, zoning, fire protection or health law, ordinance or regulation.
          (E) Statements. The Seller has delivered to the Purchaser copies of the Statements prepared both in accordance with the books and records of the Division and in accordance with GAAP, except as otherwise noted therein. The Statements fairly present, in accordance with GAAP, except as otherwise noted therein, the financial condition of the Division as at the dates indicated and its results of operations for the periods then ended, subject, in the case of interim statements, to normal year-end audit adjustments.
          (F)  Absence of Certain Changes.  Except as set forth in
     Schedule 4.01(F), and except as may be contemplated by this Agreement, since December 31, 1993, there has not been:
               (i)  any damage, destruction or loss to the
          Transferred Assets, whether covered by insurance or not, or other change or development with respect to the Division, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Division;
               (ii) any sale, lease or other disposition of the Transferred Assets other than in the Ordinary Course of Business of the Division;
               (iii) any change in the accounting methods or principles used by the Seller with respect to the Division;
               (iv) any increase in the compensation of the
          directors, officers or employees of, or assigned to, the Division (other than in the Ordinary Course of Business of the Division) or any increase in benefits or benefit plan costs, or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any of such employees, officers or directors;
               (v) any loss of any supplier of the Division, the loss of which would reasonably be expected to have a Material Adverse Effect on the Division;
               (vi) any receipt of a notice from any customer of the Division with annual volume in excess of $100,000 for the year ended December 31, 1993 that such customer plans to cease doing business with the Division (other than as a result of the cessation of its business), except for any notice that the Division was not the successful bidder in a bid process;
               (vii) any Capital Expenditures with respect to the Transferred Assets, or commitments for the same, except those made in the Ordinary Course of Business of the Division;
               (viii) any entry into any transaction by the Division with respect to the operation of the business of the Division, including the incurrence of any indebtedness, not in the Ordinary Course of Business of the Division;
               (ix) any material change in any of the business policies, including advertising, distributing, marketing, purchasing, sales or return policies, of the Division;
               (x) any amendment or, except pursuant to its terms, any termination of any material lease, customer or supplier contract or other material agreement with respect to the Division;
               (xi) any waiver of any rights by the Division (or the Seller on behalf of the Division), which waivers, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Division; or
               (xii)     any contract or commitment to do any of
          the foregoing.
          (G)  Contracts, Agreements, Plans and Commitments.
     Schedule 4.01(G) sets forth a list of the following written or oral contracts, agreements, plans and commitments to which the Division (or the Seller on behalf of the Division) is a party or by which any of its material properties are bound and which are not terminable by the Division (or the Seller on behalf of the Division) without penalty or cost to the Division on thirty (30) days' advance notice, and, to the extent that such contracts, agreements, plans and commitments are oral, a description of the terms thereof:
               (i) any contract, commitment or agreement which involves aggregate expenditures by or on behalf of the Division of more than $50,000 per year;
               (ii) any indenture, loan agreement or note under which the Division has outstanding indebtedness, obligations or liabilities for borrowed money in an amount in excess of $10,000, or pursuant to which any mortgage, pledge or other lien, other than the Insilco Liens and Permitted Encumbrances, has been placed on any Transferred Asset;
               (iii) any lease or sublease for the use or occupancy of Real Property (other than the Leases), together with a list of the respective locations of such Real Property, the date of expiration of such arrangements and the name of the other parties thereto and the monthly rental payments made by the Division (or the Seller on behalf of the Division) to the lessor for such arrangements;
               (iv) any employment, consulting or sales
          representative agreements or any collective bargaining or other agreements with any labor union;
               (v) any agreement that restricts the right of the Division (or the Seller with respect to the Division) to engage in any type of business anywhere in the world;
               (vi) any guaranty, direct or indirect, of the Seller or any Insilco Affiliate of any contract, lease or agreement entered into by or on behalf of the Division;
               (vii)     any contract, agreement, plan or
          commitment of the Division (or the Seller on behalf of the Division) with any Insilco Affiliate; and
               (viii)    any contract, agreement, plan or
          commitment with any supplier or distributor of the Division which involves expenditures in excess of $50,000 per year.
               To the knowledge of the Seller, (i) each contract, agreement, plan, commitment or other arrangement disclosed in
     Schedule 4.01(G) is in full force and effect with respect to the Division (or the Seller on behalf of the Division) and
     (ii) the Division (or the Seller on behalf of the Division) is not, in any material respect, in default under any such contract, agreement, plan, commitment or arrangement.
          (H) Insurance. Schedule 4.01(H) sets forth a list of all material insurance policies, against occurrences since February 1, 1991, of or with respect to the Division, other than directors' and officers' liability policies and policies under any Plan, by which the Division or any of its businesses, properties, assets, sales persons, agents or employees are covered against present losses, all of which are in full force and effect, copies of which the Seller has made available to the Purchaser. To the extent that any such policy is owned or held by the Seller or any Insilco Affiliate, it may be terminated in whole or with respect to the Division after the Closing Date.
          (I)  Patents, Trademarks and Copyrights.
               (i) Schedule 4.01(I)(i) sets forth a list of the patents, patent applications, trademarks (whether registered or unregistered), trademark applications, trade names or copyrights directly relating to, or used by the Division (or the Seller on behalf of the Division) in, the business or operations of the Division, and which are either owned by the Seller or a third party and are not generally commercially available ("Intellectual Property"). Schedule 4.01(I)(ii) sets forth a list of each agreement, license, sublicense, permission or registration pursuant to which the Seller grants or receives rights in the Intellectual Property (the "Intellectual Property Agreements"). The Seller has made available to the Purchaser complete and accurate copies of each Intellectual Property Agreement.
               (ii) Except as set forth in Schedule 4.01(I)(ii), the execution of this Agreement and the consummation of the transactions contemplated hereby will not impair the Division's rights in or to the Intellectual Property. Except pursuant to the Intellectual Property Agreements or as otherwise disclosed on Schedule 4.01(I)(ii), no person has a right to receive a royalty or similar payment with respect to the Intellectual Property pursuant to any contractual arrangements entered into by the Division (or the Seller on behalf of the Division), and the Division (or the Seller on behalf of the Division) has not granted any license, sublicense or other similar agreement relating in whole or in part to the Intellectual Property. Except as set forth in
          Schedule 4.01(K), no proceedings have been instituted against or notices received by the Seller alleging that use or proposed use of any Intellectual Property by the Division (or the Seller on behalf of the Division) or any third party infringes upon any rights of a third party or the Division (or the Seller on behalf of the Division) in or to such Intellectual Property.
          (J) Employee Benefit Matters. Schedule 4.01(J) sets forth a list of all the following documents (copies or descriptions of which have been made available to the Purchaser and which collectively are referred to as "Plans"):
               (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which is maintained, or otherwise contributed to, by the Seller for the benefit of one or more Employees, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans;
               (ii) each trust agreement pertaining to any of the Plans, including all amendments to such documents to the date hereof;
               (iii) each management or employment contract or contract for personal services between the Division (or the Seller on behalf of the Division), and any officer, consultant, director, employee or any other person or entity that is not by its terms terminable at will or on not more than thirty (30) days' notice without penalty or severance liability;
               (iv) each other plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, hospitalization or medical expense or insurance for any officer, consultant, director, annuitant or employee of, or assigned to, the Division or members of their families (other than directors' and officers' liability policies), whether or not insured;
               (v) each collective bargaining agreement or other contract with any labor union to which the Seller, on behalf of the Division, is a party and which is not listed in Schedule 4.01(G); and
               (vi) any other agreement to which the Seller, on behalf of the Division, is a party or is bound that provides for the payment of severance benefits.
     Except for the Multiemployer Plans, no Plan is a "multi-employer plan" as defined in Section 3(37) of ERISA.
          (K) Litigation. Except as set forth in Schedule 4.01(K), there are no (i) material actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of the Seller threatened, against the Division (or the Seller with respect to the Division) or the Division's properties, assets, operations or businesses or (ii) actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of Seller threatened, against the Seller which might delay, prevent or hinder the consummation of the transactions contemplated hereby.
          (L) Termination of Subsidiary Guaranties and Release of Insilco Liens Under the Seller Security Documents. When the Purchaser acquires title to the Transferred Assets pursuant to the General Conveyance and the Deeds, none of the Transferred Assets shall remain subject to any of the Insilco Liens, which shall have been fully and finally released as to all such Transferred Assets, except to the extent that any Filings have not been made.
          (M)  Transferred Assets.
               (i) The Transferred Assets constitute all the property, assets and rights primarily used in, or reasonably necessary for the conduct of, the business of the Division in the manner and to the extent conducted by it on the Closing Date, except for any Transferred Asset for which, as listed in Schedule 4.01(C), any required consent to assignment has not been received as of the Closing Date;
               (ii) except as set forth in Schedule 4.01(M), the Seller has good and marketable title to all Transferred Assets other than the Real Property, and a good and indefeasible fee simple interest in and to the Owned Real Property, in each case free and clear of all mortgages, liens, charges, easements, security interests, title imperfections or other encumbrances except Permitted Encumbrances and the Insilco Liens;
               (iii) except as set forth in Schedule 4.01(M), the Seller owns a leasehold interest in the Leased Real Property, has not assigned any such leasehold interest, other than in connection with the Insilco Liens, and is not in default in any material respect under, and, to the Seller's knowledge, the lessor of such Leased Real Property is not in default under, each lease pursuant to which the Division (or the Seller on behalf of the Division) leases the Leased Real Property; and
               (iv) except for the Owned Real Property leased by the Seller to third parties as disclosed on Schedule 4.01(G), the Division is in possession of each parcel of Owned Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon; and the Division has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon reasonably necessary for the operation of its business as currently conducted.
          (N)  Environmental Matters.
               (i) Except as set forth in Schedule 4.01(N), the Division is in substantial compliance with all applicable Environmental Laws, as in effect on the Signing Date or prior to the Closing Date, as applicable.
               (ii) The Division (or the Seller on behalf of the Division) has obtained all licenses, registrations, permits or other authorizations of any Governmental Authority that are required under any applicable Environmental Law, as in effect as of the Signing Date or the Closing Date, as applicable, that are necessary for the conduct of the business of the Division as currently conducted (hereinafter referred to as "Environmental Permits"). All Environmental Permits are listed in
          Schedule 4.01(N). The Division (or the Seller on behalf of the Division) has not received written notice from any applicable Governmental Authority that any Environmental Permit will be suspended or revoked, or modified, which modification would reasonably be expected to have a Material Adverse Effect on the Division, or cannot be renewed in the Ordinary Course of Business of the Division.
               (iii) Except as set forth in Schedule 4.01(N), the Seller has not received during the past five (5) years an Environmental Claim from any Governmental Authority or other person or entity with respect to the Division.
               (iv) Except as set forth in Schedule 4.01(N), there are no pending or, to the knowledge of the Seller, threatened actions, suits, inquiries, proceedings or investigations against the Seller relating to the Division under an applicable Environmental Law. Except as set forth in Schedule 4.01(N), to the knowledge of the Seller, there are no pending or threatened actions, suits, inquiries, proceedings or investigations against any third party whose liability may have been retained or assumed by or could reasonably be imputed or attributed to the Division.
               (v) Other than the representations set forth in this Section 4.01(N), the Seller makes no representation or warranty about the Division's or the Seller's compliance with or obligation or liability under any Environmental Law.
          (O)  Licenses.  Except for Environmental Permits,
     Schedule 4.01(O) contains a true and complete list of all licenses, permits, consents and other authorizations of any Governmental Authority (collectively, "Licenses," and each a "License") used in and material, individually or in the aggregate, to the business or operations of the Division. Except as set forth in Schedule 4.01(O), to the Seller's knowledge, each License is in full force and effect and neither the Division nor the Seller on behalf of the Division has violated any condition or requirement of any License. Except as set forth in Schedule 4.01(O), the Division (or the Seller on behalf of the Division) has all Licenses that are necessary to the business or operations of the Division, except to the extent that the failure to have any such License would not have a Material Adverse Effect on the Division.
          (P) Inventory. The inventory of the Division is usable in the Ordinary Course of Business of the Division or saleable at not less than its book value (less any reserves therefor set forth on the Balance Sheet) in the Ordinary Course of Business for the purposes for which it is intended, is in good and merchantable condition and is reflected on the Statements and carried on the accounting books of the Division in accordance with GAAP. Except as set forth in Schedule 4.01(P), all inventory of the Division is owned by the Division (or the Seller on behalf of the Division) free and clear of any liens or encumbrances, except for Permitted Encumbrances and Insilco Liens.
          (Q)  Accounts Receivable.  Except as set forth in
     Schedule 4.01(Q), the accounts receivable and all other receivables shown on the Statements (subject to reserves for noncollectibility as reflected therein), and all receivables acquired or generated by the Division since December 31, 1993 (subject to reserves for noncollectibility as reflected on the books and financial statements of the Division), represent amounts due to the Division in the Ordinary Course of Business of the Division and are binding obligations of the obligors. Such receivables have been reflected on the accounting books and the Statements of the Division in accordance with GAAP.
          (R) Tax Matters. With respect to the operations of the Division, the Seller (i) has or will have filed with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to the Seller before the Closing Date, and such Tax Returns are or will be true, correct and complete in all material respects and (ii) has paid in full or has made adequate provision in the Statements or the Seller's books (in accordance with GAAP) for all Taxes which are due or claimed to be due from it by any Governmental Authority. Except as set forth in Schedule 4.01(R), there are no liens for Taxes upon any of the Transferred Assets except for statutory liens for current Taxes not yet due, the liability for which is governed by Article VII. The reserves for Taxes reflected in the Statements or the Seller's books are sufficient for payment of all unpaid Taxes with respect to the Division (whether or not currently disputed) accrued through the date thereof. Since December 31, 1993, the Division (or the Seller on behalf of the Division) has not incurred any liability for Taxes other than in the Ordinary Course of Business of the Division. Except as set forth in
     Schedule 4.01(R), the Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes in respect of the Division. Except as set forth in Schedule 4.01(R), the statute of limitations for all Tax Returns of the Seller has expired for all Taxes, or the Tax Returns of the Seller have been examined by the appropriate Governmental Authorities for all periods. Except as set forth in Schedule 4.01(R), the Seller has not received any notice of deficiency or assessment from any Governmental Authority with respect to liabilities for Taxes in respect of the Division which have not been fully paid or finally settled, and any such deficiency or assessment shown on
     Schedule 4.01(R) is being contested in good faith through appropriate proceedings, and no issue has been raised by any Governmental Authority which could reasonably be expected to result in a proposed deficiency for any subsequent period. To the knowledge of the Seller, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the Division for the periods prior to the Closing Date which have not been audited by any Governmental Authority. The Division or the Seller on behalf of the Division is not a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code with respect to Employees.
          (S) Bank Accounts. To the Seller's knowledge, Schedule 4.01(S) contains a complete and accurate list of each deposit account in the Division's name that is maintained with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each person authorized to have access thereto.
          (T) Product Warranties. Schedule 4.01(T) sets forth the standard forms of express warranties being made on the Signing Date or the Closing Date, as applicable, by the Division with respect to any products manufactured by the Division.
          (U) Employees. Except as set forth on Schedule 4.01(U), with respect to the Employees, to the Seller's knowledge, the Division (or the Seller on behalf of the Division) has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, employee benefits, hours, equal opportunity, collective bargaining, age and sex discrimination and the withholding and payment of social security and other taxes. Except as set forth on Schedule 4.01(U), to the Seller's knowledge, there are no work stoppages involving the Division or any applications filed by a Union or employee of the Division with the National Labor Relations Board or similar Governmental Authority, or any complaint filed with the National Labor Relations Board.
          (V) Customers and Suppliers. The Seller has provided to the Purchaser a true and correct list of the customers and suppliers of the Division with annual volume in excess of $100,000 for the year ended December 31, 1993.
          (W) Disclosure. To the Seller's knowledge, the representations and warranties by the Seller in the Transfer Agreements do not contain any untrue statement of material fact and do not omit to state any material fact necessary to make the statements herein or therein not misleading.
          4.02 Representations and Warranties by the Purchaser. Except as otherwise disclosed in this Agreement or in the applicable Schedules, the Purchaser hereby represents and warrants, as of the Signing Date and the Closing Date, that:
          (A)  Organization and Good Standing.
               (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted.
               (ii) The Purchaser has previously delivered to the Seller true, correct and complete copies of its Charter Documents, each as amended to date. The Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified and where the failure so to qualify would reasonably be expected to (a) have a Material Adverse Effect on the Purchaser or (b) prevent the Purchaser from consummating the transactions contemplated by this Agreement. Schedule 4.02(A) sets forth a list of all jurisdictions in which the Purchaser is licensed or qualified to transact, as a foreign corporation, the business being transacted by the Purchaser.
          (B)  Corporate Authority and Approval.
               (i) The Purchaser has all requisite corporate power and authority to execute and deliver its Transfer Agreements, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by the Purchaser of its Transfer Agreements, the performance by the Purchaser of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of the Purchaser.
               (ii) This Agreement constitutes, and upon execution and delivery the other Purchaser's Transfer Agreements will constitute, the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.
          (C)  No Violation.  Except as set forth in
     Schedule 4.02(C), this Agreement and the execution and delivery hereof by the Purchaser does not, and the other Purchaser's Transfer Agreements and the execution and delivery thereof by the Purchaser will not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not:
               (i) violate or conflict with any provision of the Charter Documents of the Purchaser, each as amended to date;
               (ii) violate or conflict with any provision of or, except with respect to the HSR Act, require any filing, consent, authorization or approval under any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction, decree or license applicable to or binding upon the Purchaser or any of its subsidiaries (assuming receipt of all governmental consents and the making of all governmental filings which by their nature cannot be obtained or made prior to the Signing Date or the Closing Date, as applicable); or
               (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give rise to any right of termination or cancellation under, or require any consent, authorization or approval under,
          (a) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties is subject or (b) any lease, license, contract or other agreement or instrument to which the Purchaser is a party or by which it is bound or to which any of its properties is subject, which violation, conflict, breach, default, acceleration or failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses
     (ii) and (iii) of this paragraph (C), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Purchaser.
          (D) No Default; Compliance with Laws and Regulations. Except as set forth in Schedule 4.02(D), to the knowledge of the Purchaser:
               (i) the Purchaser is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which the Purchaser is a party or by which the Purchaser or its properties are bound, (b) any judgment, order or injunction of any arbitrator or Governmental Authority or
          (c) any other agreement, contract, lease, license or other instrument, which default or potential default in any such case would reasonably be expected to (1) have a Material Adverse Effect on the Purchaser or (2) prevent the Purchaser from consummating the transactions contemplated by this Agreement; and
               (ii) the Purchaser is in compliance in all material respects with all laws, regulations, orders, judgments or decrees of any Governmental Authority applicable to its businesses and operations, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or prevent the Purchaser from consummating the transactions contemplated by this Agreement.
          (E) Funds Available. The Purchaser will have on and after the Closing Date sufficient sources of immediately available funds to enable it to pay the Purchase Price and any Purchase Price Adjustment, as applicable, to be paid by the Purchaser.
          (F)  Litigation.  Except as set forth in
     Schedule 4.02(F), there are no material actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of the Purchaser threatened, against the Purchaser or its subsidiaries or their respective properties, assets, operations or businesses which might delay, prevent or hinder the consummation of the transactions contemplated hereby.
          (G)  Disclosure.   The representations and warranties by
     the Purchaser in the Transfer Agreements do not contain any untrue statement of material fact and do not omit to state any material fact necessary to make the statements herein or therein not misleading.
                           ARTICLE V.
               Additional Agreements and Covenants
          5.01 Covenants of the Seller. Except as otherwise indicated, the Seller covenants and agrees with the Purchaser as follows:
          (A) Certain Changes. Except as expressly permitted hereunder, or set forth in the Schedules, from the date hereof until the Closing Date, without first obtaining the written consent of the Purchaser (which consent will not be unreasonably withheld), and without limiting the generality of
     Section 5.01(B), the Seller will not:
               (i) make any material change in the conduct of the business or operations of the Division;
               (ii) terminate or amend in any material respect any contract or agreement required to be disclosed pursuant to Section 4.01(G) or 4.01(J), except in the Ordinary Course of Business;
               (iii) make any Capital Expenditures with respect to the Transferred Assets except in the Ordinary Course of Business of the Division;
               (iv) enter into any contract for the purchase or sale of inventory other than in the Ordinary Course of Business of the Division;
               (v) enter into any contract, agreement, plan or commitment that would be required to be disclosed pursuant to Section 4.01(G) or 4.01(J);
               (vi) sell, lease, transfer, pledge, encumber, grant any interest in, mortgage or otherwise dispose of any of the Transferred Assets other than pursuant to existing contracts, agreements or commitments or in the Ordinary Course of Business of the Division; or
               (vii)     commit itself to do any of the foregoing.
          (B) Operation of Properties. From the date hereof until the Closing Date, except as permitted hereunder or as consented to in writing by the Purchaser, the Division (or the Seller on behalf of the Division) will conduct the Division's business and operations in accordance with its Ordinary Course of Business and seek to preserve intact its current relationships with the customers, suppliers and other persons with whom the Division has business relations consistent with its Ordinary Course of Business.
          (C) Access. It will (i) provide the Purchaser and its authorized representatives, at the Purchaser's sole expense, risk and cost, reasonable access from the date hereof until the Closing Date, during normal business hours, to the personnel, properties, books and records of the Division and
     (ii) furnish to the Purchaser such additional financial and operating data and other information as the Purchaser may reasonably request to the extent that such access and disclosure would not violate the terms of any agreement to which the Division, the Seller or any Insilco Affiliate is a party or by which any of them is bound or any applicable law or regulation; provided, however, that (a) any data or information so acquired by the Purchaser will be maintained confidential by the Purchaser and its representatives in accordance with Section 5.02(E) and (b) no environmental testing or sampling will take place except in accordance with the environmental assessments contemplated by Article XV.
          (D) Antitrust Notification. As promptly as practicable (and, in any event, within ten (10) days of the execution hereof) it or an appropriate Insilco Affiliate will file with the United States Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act.
          (E) Best Efforts. It will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 6.01.
          (F) Public Announcements. Subject to applicable securities law, stock exchange or NASD requirements, until the Closing Date, it will promptly advise, and obtain the approval of, the Purchaser before issuing, or permitting any of the directors, officers, employees or agents of the Seller or the Division to issue, any press release with respect to this Agreement or the transactions contemplated hereby.
          (G) Change of Name. As promptly as practicable after the Closing Date, to the extent applicable, the Seller will cause any Insilco Affiliate to change its name so as not to include the word "Sinclair," and otherwise cease to use the word "Sinclair" in connection with its business.
          (H) Negotiations with the Unions. Prior to the Closing Date, and to the extent required by the Collective Bargaining Agreements and applicable law, the Seller will enter into good faith negotiations with the Unions regarding the effects of the transactions contemplated by this Agreement on the Bargaining Unit Employees.
          (I) Insurance. The Seller will maintain, or cause to be maintained, the insurance policies listed in Schedule 4.01(H) (or policies of substantially the same nature) in full force and effect at all times through the Closing Date.
          (J) Filings. On or as soon as practicable after the Closing Date, the Seller will make, or cause to be made, any Filings, to the extent that any such Filings have not been made.
          (K) Consents. As soon as practicable, the Seller will use its Best Efforts to obtain all applicable permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Transferred Assets to the Purchaser on the Closing Date.
          (L) Notification of Certain Matters. The Seller will promptly notify the Purchaser from time to time prior to the Closing Date of (i) any facts of which it has knowledge which make any of its representations or warranties made herein or in any Exhibit or Schedule or other Transfer Agreement materially false or that are necessary in order to make such representations or warranties not materially false; and (ii) any failure of the Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and the Seller will use its Best Efforts to take such action necessary so as to make any such representation or warranty not materially false, and to remedy any such failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. During the period from the date of this Agreement to the Closing Date, the Seller will promptly notify the Purchaser of any material change in, or outside of, the Ordinary Course of Business of the Division and of any written complaints or investigative hearings by a Governmental Authority, or the institution, threat (to the extent the Seller has knowledge of such threat) or settlement of litigation, in each case involving an amount in excess of $10,000 with respect to the Division, and will keep the Purchaser informed in reasonable detail of such events, to the extent permitted by law but without waiving any attorney/client privilege.
          (M) Schedules. The Seller may revise or supplement the Schedules at any time at or prior to the Closing; provided, however, that if any such revision or supplement revises or supplements any such Schedule to reflect any information that was not included in the Schedules as of the Signing Date
     (i) that is, individually or in the aggregate, materially adverse to the Purchaser or (ii) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Division except to the extent the effect of the change in such information will be included in the Purchase Price Adjustment, or the Purchaser has consented to in writing such change, the Purchaser will have the rights and remedies set forth in Section 6.01(I) with respect to Purchaser Notified Items. The Seller will use its Best Efforts to deliver to the Purchaser substantially complete Schedules not less than seven (7) days prior to the Closing Date.
          5.02 Covenants of the Purchaser. The Purchaser covenants and agrees with the Seller as follows:
          (A) Antitrust Notification. As promptly as practicable (and, in any event, within ten (10) days of the execution hereof) it or an appropriate affiliate of the Purchaser will file with the United States Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act.
          (B) Best Efforts. It will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 6.02.
          (C) Preservation of Books and Records. For a period of seven (7) years after the Closing Date, it will (i) preserve and retain the corporate, accounting, legal, auditing and other books and records of the Division existing as of the Closing Date (including any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the Division prior to the Closing Date),
     (ii) make such books and records available, at the Seller's sole expense, risk and costs, to the Seller and its officers, employees and agents, on reasonable notice and at reasonable times, it being understood that the Seller will be entitled to make copies of any such books and records as it deems necessary, (iii) permit representatives of the Seller to meet with employees of the Purchaser on a mutually convenient basis in order to enable the Seller to obtain additional information on and explanations of any materials provided pursuant to this
     Section 5.02(C) and (iv) provide the Seller, upon reasonable request, for the purposes of preparing or adjusting Tax Returns and in connection with any related Tax audits, with such information as is customarily provided to the Seller by the Division, consistent with past practices, in connection with the preparation of Tax Returns. The Purchaser will notify the Seller of any intended destruction of such books and records not less than thirty (30) days before such destruction. The Seller shall have fifteen (15) days from the receipt of such notice to request that the Purchaser return, and the Purchaser shall return, at the Seller's sole cost and expense, to the Seller any such books and records that the Purchaser plans to destroy.
          (D) Public Announcements. Subject to applicable securities laws, stock exchange or NASD requirements, until the Closing Date, it will promptly advise, and obtain the approval of, the Seller before issuing, or permitting any of the Purchaser's directors, officers, employees, agents or subsidiaries or other affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.
          (E) Confidential Information. If this Agreement is terminated or, if not terminated, until the Closing Date, it and its representatives will keep confidential any data or information received by them regarding the business and assets of the Seller or the Division, including any data or information disclosed to or received by them pursuant to
     Article XV, in accordance with the Confidentiality Agreement executed by the Purchaser.
          (F) Negotiations with the Unions. To the extent required by the Collective Bargaining Agreements and applicable law, the Purchaser will enter into good faith negotiations with the Unions. The Purchaser will not in such negotiations add to or create obligations or liabilities of the Division (or the Seller on behalf of the Division) either under the Collective Bargaining Agreements or with respect to contributions to the Multiemployer Plans attributable to periods prior to the Closing Date.
          (G) Audit Fees. The Purchaser will pay all fees of the Accountant in connection with the audit of the Division's financial statements for the two (2) year period ended December 31, 1993, and for the interim period ending on the Closing Date.
          (H) Consents. As soon as practicable, the Purchaser will use its Best Efforts to obtain all applicable permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.
          (I) Notification of Certain Matters. The Purchaser from time to time prior to the Closing Date will promptly notify the Seller of (i) any facts of which it has knowledge which make any of its representations or warranties made herein or in any Exhibit or Schedule or other Transfer Agreement materially false or that are necessary in order to make such representations or warranties not materially false; and (ii) any failure of the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and the Purchaser will use its Best Efforts to take such action necessary so as to make any such representation or warranty not materially false, and to remedy any such failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
          (J) Sale of Stores. The Purchaser shall use its Best Efforts to assist the Seller as may reasonably be requested in selling the Stores (other than the Transferred Stores).
                           ARTICLE VI.
                      Conditions to Closing
          6.01 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:
          (A) Compliance. The Seller shall have complied in all material respects with each of its covenants and agreements contained herein, and each of the Seller's representations and warranties contained in Section 4.01 (as supplemented by changes to the Schedules as contemplated by this Agreement) shall be true on and as of the Closing Date.
          (B) Officer's Certificate. The Purchaser shall have received a certificate, dated the Closing Date, of an executive officer of the Seller certifying as to the matters specified in Section 6.01(A).
          (C) Legal Opinions. The Purchaser shall have received from:
               (i) Baker & Botts, L.L.P., counsel for the Seller, an opinion, limited to the laws of the State of Delaware, stating that:
                    (a) the Seller is a corporation duly
               organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and assets and to carry on its business as is now being conducted;
                    (b) the Seller has the corporate power under
               its Charter Documents and the laws of the State of Delaware to execute and deliver the Transfer Agreements and to consummate the transactions contemplated thereby; and
                    (c) the execution and delivery by the Seller
               of its Transfer Agreements, and the consummation of the transactions contemplated by such Transfer Agreements, do not violate any provision of or constitute a default (whether with notice or the lapse of time or both) under the Charter Documents, each as amended to date, of the Seller and any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree known to such counsel to which the Seller or the Division is a party or by which any of them or any of their respective assets or properties is bound, which violation, breach or default would reasonably be expected to have a Material Adverse Effect on the Division; and
                    (d) all corporate acts and other proceedings required to be taken by or on the part of the Seller to execute and deliver its Transfer Agreements and to consummate the transactions contemplated thereby have been duly and validly taken; and
               (ii) Latham & Watkins, California counsel for the Seller, an opinion, limited to the laws of the State of California and U.S. Federal law, stating that:
                    (a) the Seller's Transfer Agreements have been
               duly executed and delivered by, and constitute the valid and binding obligations of, the Seller enforceable against the Seller in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
                    (b)  the General Conveyance is legally
               sufficient in form to pass title to all the Transferred Assets, other than the Real Property, to the Purchaser as contemplated by, and subject to, the conditions, limitations and reservations contained in the General Conveyance and this Agreement;
                    (c) the Deeds are legally sufficient in form to pass title to the Garfield Site and the Transferred Stores to the Purchaser as contemplated by, and subject to, the conditions, limitations and reservations contained in the Deeds and this Agreement; and
                    (d)  the Lease Assignments are collectively
               legally sufficient in form to pass the Seller's leasehold interests to the Leased Real Property to the Purchaser as contemplated by, and subject to, the conditions, limitations and reservations contained in the Lease Assignments and this Agreement.
          (D) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.
          (E) No Orders. The Closing shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement.
          ( Environmental Report. The Environmental Estimates set forth in the reports prepared by the Environmental Consultant pursuant to Article XV shall not exceed $7,500,000.
          (G) Consents. All permits, authorizations, consents, approvals and waivers from third parties and Governmental Authorities and other parties necessary to permit the Seller to transfer the Transferred Assets to the Purchaser, to permit the Seller and the Purchaser to consummate the other transactions contemplated hereby, and to permit the Purchaser to operate the business of the Division on and after the Closing Date, shall have been obtained.
          (H) Title Insurance. A current form of an ALTA extended coverage owner's policy of title insurance, or a binding commitment for such, for the benefit of the Purchaser shall have been obtained by the Seller with respect to the Garfield Site and the Transferred Stores in the respective amounts allocated to the Garfield Site and each Transferred Store pursuant to Section 7.03 (but not to exceed the respective values for the Garfield Site and each Transferred Store determined by the Appraiser pursuant to Section 14.01).
          (I)  Absence of Certain Changes.
               (i) Except for changes, the effects of which are included in the Purchase Price Adjustment (but only to such extent), or changes to which the Purchaser has consented, there shall have been no changes to the Schedules which changes are, individually or in the aggregate, materially adverse to the Purchaser or would reasonably be expected to have a Material Adverse Effect on the Division; provided, however, that no item or condition included in the Environmental Estimates shall constitute a basis for the failure to satisfy the closing condition set forth in this Section 6.01(I)(i). If the Purchaser determines that any such changes to the Schedules are, individually or in the aggregate, materially adverse to the Purchaser or would reasonably be expected to have a Material Adverse Effect on the Division, it will notify the Seller of such determination, describing in reasonable detail the changes it claims to be materially adverse ("Purchaser Notified Items").
               (ii) If the Purchaser elects to proceed with the Closing notwithstanding the Purchaser Notified Items, (a) the Purchaser will not be deemed to have waived the Seller's indemnification obligations, if any, with respect to the Purchaser Notified Items, including any claim for indemnification for a breach of the representations and warranties set forth in Section 4.01 as if the Purchaser Notified Items were not set forth in the Schedules, (b) the Seller will not be deemed to have admitted or acknowledged that the Purchaser Notified Items are, individually or in the aggregate, materially adverse to the Purchaser or would reasonably be expected to have a Material Adverse Effect on the Division and (c) the Seller retains all rights to contest its indemnification obligations with respect to the Purchaser Notified Items.
          (J) Net Assets. Net Assets shall not be less than $28,418,000.
          6.02 Conditions to the Obligations of the Seller. The obligations of the Seller to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:
          (A) Compliance. The Purchaser shall have complied in all material respects with each of its covenants and agreements contained herein, and each of its representations and warranties contained in Section 4.02 (as supplemented by changes to the Schedules as contemplated by this Agreement) shall be true on and as of the Closing Date.
          (B) Officer's Certificate. The Seller shall have received a certificate, dated the Closing Date, of an executive officer of the Purchaser certifying as to the matters specified in Section 6.02(A).
          (C) Legal Opinion. The Seller shall have received from Parker Chapin Flattau & Klimpl and Brobeck, Phleger & Harrison, each counsel for the Purchaser, an opinion or opinions dated the Closing Date to the combined effect that:
               (i) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with the corporate power and authority to own its property and assets and carry on its business as is now being conducted;
               (ii) the Purchaser has the corporate power under its Charter Documents and the laws of the State of New York to execute and deliver its Transfer Agreements and to consummate the transactions contemplated thereby; all corporate acts and other proceedings required to be taken by or on the part of the Purchaser to authorize it to execute and deliver its Transfer Agreements and to consummate the transactions contemplated thereby have been duly and validly taken; and the Purchaser's Transfer Agreements have been duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and
               (iii)     the execution and delivery by the
          Purchaser of its Transfer Agreements do not, and the
          consummation of the transactions contemplated by such Transfer Agreements shall not, violate any provision of or constitute a default (whether with notice or the lapse of time or both) under (a) the Charter Documents, each as amended to date, of the Purchaser or (b) any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree known to such counsel to which the Purchaser is a party or by which any of its assets or properties is bound, which violation, breach or default, in the case of clause
          (b), would reasonably be expected to have a Material Adverse Effect on the Purchaser.
          (D) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.
          (E) No Orders. The Closing shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this
Agreement.
          (F) Environmental Report. The Environmental Estimates set forth in the reports prepared by the Environmental Consultant pursuant to Article XV shall not exceed $7,500,000.
          (G) Consents. All permits, authorizations, consents, approvals and waivers from third parties and Governmental Authorities and other parties necessary to permit the Purchaser to purchase the Transferred Assets and to permit the Seller and the Purchaser to consummate the other transactions contemplated hereby shall have been obtained.
          (H) Transferred Stores. The Purchaser shall have selected the Transferred Stores pursuant to Section 14.01, and notified the Seller of its selections at least thirty (30) days prior to the Closing.
          (I) Absence of Certain Changes. Except for changes, the effects of which are reflected in the Purchase Price Adjustment (but only to such extent), or changes to which the Purchaser has consented, there shall have been no changes to the Schedules, which changes, individually or in the aggregate, are materially adverse to the Purchaser or would reasonably be expected to have a Material Adverse Effect on the Division; provided, however, that no item or condition included in the Environmental Estimates shall constitute a basis for the failure to satisfy the closing condition set forth in this Section 6.02(I).
          (J) Net Assets. Net Assets shall not be less than $28,418,000.
                          ARTICLE VII.
                              Taxes
          7.01 Transfer Taxes. The Purchaser and the Seller will each be liable for one-half (1/2) of all transfer Taxes, sales and use Taxes and similar Taxes relating to the sale of the Transferred Assets. Each party will promptly indemnify and defend the other party against, and hold the other party harmless from, any liability for any Taxes for which such party is liable pursuant to this Section 7.01. Any such claim for indemnification will be made pursuant to the procedures set forth in Section 9.04. Each party agrees to notify the other party promptly of the receipt of any bills or other communications relating to such Taxes.
          7.02 Ad Valorem or Property Taxes. Ad valorem or property Taxes will be allocated between the portion of any taxable period which is prior to the Closing Date and the portion of such period which is on or after the Closing Date on a daily basis. The Purchaser will be liable for any incremental or additional ad valorem or property Taxes resulting from any adjustment to Taxes resulting from the transactions contemplated by this Agreement. Except with respect to any incremental or additional ad valorem or property Taxes described above, the Seller will be liable for any and all ad valorem or property Taxes with respect to the Transferred Assets allocable to the portion of the taxable period prior to the Closing Date. The Purchaser will be liable for any and all ad valorem or property Taxes with respect to the Transferred Assets allocable to the portion of the taxable period on or after the Closing Date. Any refund of ad valorem or property Taxes will belong to the party who is liable for such Taxes under this Agreement. The Seller and the Purchaser will indemnify and defend the other party against, and hold the other party harmless from, any Taxes for which any such party is liable pursuant to this
Section 7.02. Any such claim for indemnification will be made pursuant to the procedures set forth in Section 9.04.
          7.03 Purchase Price Allocation. On or before the Closing Date, the Purchaser and the Seller will agree on the allocation of the Purchase Price and the Assumed Liabilities (subject, upon determination of the Purchase Price Adjustment, to appropriate adjustment for the specific items which are the subject of the Purchase Price Adjustment) among the Transferred Assets, provided that no amount of the Purchase Price will be allocated to the obligations of the Seller under Article XIII. As soon as practicable after the Closing Date and the determination of the Purchase Price Adjustment, the Purchaser and the Seller will file Forms 8594 with the Internal Revenue Service in accordance with such allocation.
          7.04 Real Property Transfer Fees. The Seller will pay the following fees in connection with the transfer to the Purchaser of the Seller's interest in any Real Property transferred pursuant to the terms of this Agreement: any recordation fees, surveying fees, appraisal fees, title insurance fees (not to exceed the fees for CLTA standard Owners title insurance policies), escrow fees (if any) and any fees for preparation of any deeds, including the Deeds. The Purchaser will pay all other fees in connection with the transfer to the Purchaser of the Seller's interest in any Real Property transferred pursuant to the terms of this Agreement, including any fees incurred in transferring Environmental Permits; provided, however, that the Purchaser will pay, and the Seller will reimburse the Purchaser for one-half (1/2) of, any fees, including any third party's attorneys' fees and costs, required to transfer to the Purchaser any Leased Real Property.
                          ARTICLE VIII.
                        Employee Matters
          8.01 Employment Offers; Benefits.
          (A) Employees employed at the Division immediately prior to the Closing Date (each an "Employee" and collectively, "Employees") who are offered employment by the Purchaser and who accept an offer of employment will become employees of the Purchaser on the Closing Date (each a "Transferred Employee" and collectively, "Transferred Employees"). Each Employee who is offered employment by the Purchaser will be offered Comparable Employment to what such Employee is entitled to receive from the Seller immediately prior to the Closing Date.

     The Seller will provide the Purchaser upon request with information as to the respective title, employment history and compensation level of Employees designated by the Purchaser and will assist the Purchaser in effecting an orderly change of employment. Employees who decline offers of Comparable Employment will be treated as having voluntarily terminated their employment with the Seller.
          (B) The Purchaser agrees that any Employee (i) who is not made an offer of Comparable Employment with the Purchaser or (ii) who accepts employment with the Purchaser and is involuntarily terminated by the Purchaser without cause within one (1) year of the Closing Date will receive severance pay from the Purchaser in an amount that such individual would have received had his termination of employment been subject to the Severance Pay Agreement applicable to such Employee in effect on the Closing Date; provided, however, that any severance pay amounts previously paid by the Purchaser with respect to an Employee as a result of the transactions contemplated by this Agreement will be credited against payments to be made pursuant to this Section 8.01(B) to such Employee.
          (C) The Purchaser will assume liability for accrued vacation pay for any Employee who is not offered employment by the Purchaser or who is offered employment by the Purchaser and accepts such employment. The Seller will pay accrued vacation pay for any Employee who declines an offer of Comparable Employment by the Purchaser.
          (D) The Purchaser agrees to indemnify and defend the Seller against, and hold the Seller harmless from, any Loss or Losses resulting from any claim by an Employee against the Seller for severance pay under any Severance Pay Agreement as a result of the transactions contemplated by this Agreement. Any such claim for indemnification pursuant to this Section 8.01(D) shall be made pursuant to the procedures set forth in
     Section 9.04.
          (E) Effective as of the Closing Date, the Purchaser will provide the Transferred Employees with medical benefits not less favorable, as to both conditions covered, amounts of coverage and costs (to the Employees) of coverage, as those provided by the Purchaser to the Purchaser's employees at the Purchaser's subsidiary, Ameritone Paint Corporation, immediately prior to the Closing Date. The Purchaser may provide such benefits through a group medical plan newly established by it effective as of the Closing Date, or a group medical plan maintained by the Purchaser for its own employees as of the Closing Date (an "Existing Purchaser Medical Plan"); provided, however, that the Purchaser will use its Best Efforts to cause there to be waived any pre-existing condition restrictions under any such Existing Purchaser Medical Plan or newly established group medical plan with respect to the Transferred Employees.
          8.02 WARN. The Purchaser will indemnify and hold the Seller harmless from any Loss which the Seller may incur due to Employee terminations with respect to, arising under or relating to the Worker Adjustment and Retraining Notification Act and any other similar state or local "plant-closing" law ( the "WARN Act") as a result of the transactions contemplated by this Agreement; provided, however, that such indemnity will be limited to Losses related to or incurred with respect to Employees whose employment is terminated on or after the Closing Date. The Seller will indemnify and hold the Purchaser harmless from, any Loss with respect to, arising under or relating to the WARN Act as a result of any action taken by the Seller to terminate an Employee prior to the Closing Date which the Purchaser may incur with respect to any and all of the Employees and former employees of the Seller. Any claim for indemnification pursuant to this Section 8.02 will be made pursuant to the procedures set forth in Section 9.04.
          8.03 Termination of Participation in Certain Benefit
Plans.
          (A) Pension Plan. As of the Closing Date, benefit accruals relating to Transferred Employees under the Insilco Corporation Retirement Plan for Salaried Employees will cease.
          (B) Savings Plan. As of the Closing Date, all employee contributions by Transferred Employees will cease and the Seller will not have any obligation to make employer contributions under the Insilco Corporation Employee Thrift Plan for Transferred Employees attributable to service after the Closing Date.
          (C) Other Plans. Except as otherwise expressly provided herein, as of the Closing Date, all Transferred Employees will cease to participate in all Plans, except for any benefits then accrued under such Plans.
          (D) Responsibility. Unless specifically provided to the contrary in this Agreement, the Purchaser assumes no obligation for benefits payable under any Plan.
          8.04 Certain Agreements with Key Employees. The Purchaser will assume, effective as of the Closing Date, the Seller's severance obligations (but not any incentive payment obligations payable upon the sale of the Transferred Assets, which obligations are retained by the Seller) to Key Employees under the agreements listed in Schedule 8.04(A).
          8.05 Multiemployer Plans. The Seller will treat the transactions contemplated by this Agreement as triggering a withdrawal from the Multiemployer Plans. The Seller will be solely responsible for any withdrawal liability assessment imposed as a result of such withdrawal. Nothing in this Section 8.05 will be interpreted to relieve the Purchaser of any obligation the Purchaser may independently incur from and after Closing to contribute to the Multiemployer Plans.
                           ARTICLE IX.
             Extent and Survival of Representations,
      Warranties, Covenants and Agreements; Indemnification

          9.01 Scope of Representations of the Seller. Except as and to the extent set forth in this Agreement, the Schedules and the Exhibits and the other Transfer Agreements, the Seller makes no representation or warranty whatsoever and disclaims all liability and responsibility for any representation, warranty or statement made or information communicated (orally or in writing) to the Purchaser (including any opinion, information or advice which may have been provided to the Purchaser or any affiliate thereof by any officer, stockholder, director, employee, accounting firm, legal counsel or any other agent, consultant or representative of the Seller or the Division). The Purchaser acknowledges and affirms that it has had full access to the data room prepared by the Seller to assist persons investigating the Division (the "Data Room") and the information contained in, or made available or provided with respect to materials contained in, the Data Room and that the Purchaser has made its own independent investigation, analysis and evaluation of the Division and its respective properties, assets, business, financial condition, operations and prospects; notwithstanding the foregoing, such access, investigation, analysis and evaluation of the Purchaser prior to the Closing Date shall not release the Seller from any of its representations, warranties or covenants in this Agreement, nor waive or compromise the Purchaser's right to enforce against the Seller any provision of this Agreement.
          9.02 Indemnification of Parties. Neither the Seller nor the Purchaser will be obligated to make any payment of indemnity under this Agreement except pursuant to the procedures set forth in
Article IX.
          (A) Indemnification of the Purchaser for Losses from Breaches of Representations, Warranties and Covenants.
               (i) Other than Losses for Environmental Losses and Environmental Warranty Losses, which are governed by
          Section 9.02(B), and Losses for Offsite Environmental Losses, Retained Liabilities and Shared Successor Environmental Losses, which are governed by Section 9.02(C), and Product Warranty Losses, which are governed by Section 9.02(D), the Seller agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from, any Loss (each of which Loss must exceed $5,000) or Losses incurred by the Purchaser after the Closing Date and resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by the Seller herein or in the other Transfer Agreements (any such Loss or Losses being referred to herein as a "Purchaser Indemnified Loss" or "Purchaser Indemnified Losses"); provided, however, that the Purchaser will not be entitled to assert rights of indemnification under this Section 9.02(A) for Purchaser Indemnified Losses until the aggregate of all Purchaser Indemnified Losses exceeds $500,000 (the "Threshold Amount") (it being understood that all such Purchaser Indemnified Losses will accumulate until such time or times as the aggregate of all Purchaser Indemnified Losses exceeds such Threshold Amount, whereupon the Purchaser will be entitled to indemnification hereunder for any Purchaser Indemnified Losses in excess of, but excluding, such Threshold Amount and, then, only for such Purchaser Indemnified Losses in excess of the Threshold Amount that in the aggregate do not exceed $5,000,000); and provided, further, that the Threshold Amount will not apply to the Seller's obligations to the Purchaser pursuant to Articles II and VII and Section 10.02.
               (ii) The Purchaser's rights pursuant to this
          Section 9.02(A) will expire on the earlier of (a) the date the Seller has reimbursed the Purchaser for Purchaser Indemnified Losses or made payments in respect of Purchaser Indemnified Losses (which may include reasonable attorneys' fees and costs) pursuant to this
          Section 9.02(A) and Section 9.04 equal to or in excess of $5,000,000 or (b) the expiration of the time periods set forth in Section 9.03.
          (B)  Indemnification of the Purchaser for Environmental
     Losses.
               (i) The Seller agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from, any Environmental Losses incurred by the Purchaser (other than the Purchaser's share of the expenses in a Cost Recovery Action as set forth in this Section 9.02(B)) or any Loss or Losses incurred by the Purchaser for the breach of the representation in Section 4.01(N) ("Environmental Warranty Losses") to the extent and in the manner set forth as follows:
                    (a)  Ninety percent (90%) of the first
                    $5,000,000 (in the aggregate) of such Losses will be reimbursed fully by the Seller pursuant to the procedures of Section 9.04, and the Purchaser will be liable for the remaining ten percent (10%) thereof;
                    (b)  Seventy-five percent (75%) of the next
                    $5,000,000 (in the aggregate) of such Losses will be reimbursed fully by the Seller pursuant to the procedures of Section 9.04, and the Purchaser will be liable for the remaining twenty-five percent (25%) thereof;
                    (c)  Sixty-five percent (65%) of the next
                    $10,000,000 (in the aggregate) of such Losses will be reimbursed fully by the Seller pursuant to the procedures of Section 9.04, and the Purchaser will be liable for the remaining thirty-five percent (35%) thereof;
and
                    (d) Any such Losses incurred by the Purchaser in excess of $20,000,000 will be the sole responsibility of the Purchaser.
               (ii) The Seller will not be required to reimburse the Purchaser for Environmental Losses incurred in undertaking activities in response to Environmental Laws unless: (a) the Seller has been provided with advance written notice of the proposed corrective action and has had the opportunity to review and comment thereon (which comments the Purchaser will incorporate where reasonably appropriate) pursuant to the procedures of Section 9.04;
          (b) such activities are reasonable and cost-effective; and (c) such activities are either (1) specifically required by a Governmental Authority pursuant to an applicable Environmental Law (but not including any Environmental Law promulgated, enacted or amended after the Closing Date to the extent such Environmental Law imposes greater obligations (financial or otherwise) than those in effect as of the Closing Date) ("Required Corrective Action") or (2) if not specifically required by a Governmental Authority, are deemed necessary pursuant to an applicable Environmental Law ("Elective Corrective Action"), and have been approved in advance by the Seller, which approval will not unreasonably be withheld. If the Seller determines that the proposed corrective action, as described in the Purchaser's written notice, is not reasonable or cost-effective, the Seller will provide the Purchaser with written notice of such determination, describing the basis thereof. Notwithstanding the provisions of Section 9.04 that provide for the Indemnifying Party to have full control of proceedings involving indemnified Losses, the Purchaser and its consultants will control the remediation activity in connection with Required Corrective Action and approved Elective Corrective Action. The Seller will have the right to monitor such remediation activity as it is performed. The Purchaser will be fully liable for all Losses incurred in connection with unapproved Elective Corrective Action and the Purchaser will not have any right to indemnification from the Seller therefor. All payments (which may include reasonable attorneys' fees and costs) made by the Seller in connection with any Required Corrective Action or Elective Corrective Action shall be credited against any then remaining indemnification obligation of the Seller under this Section 9.02(B). All payments (which may include reasonable attorneys' fees and costs) made by the Seller in response to claims by a third party which, if such claims had been made against the Purchaser would have provided the Purchaser with a claim for indemnification under this Section 9.02(B) for Environmental Losses or Environmental Warranty Losses, shall be credited against any then remaining outstanding obligation of the Seller under this Section 9.02(B). The Seller shall be subrogated to the rights of the Purchaser against such third parties. Notwithstanding the provisions of this Section 9.02(B) that limit claims for indemnification of Environmental Losses and Environmental Warranty Losses to Losses incurred by the Purchaser, if the Seller (but not the Purchaser) is required by a Governmental Authority to make payments or undertake activities pursuant to Environmental Laws as a result of or in response to conditions identified in the environmental assessments pursuant to Article XV: (i) the Purchaser will contribute on behalf of the Seller, or reimburse the Seller for such payments made by the Seller, in the percentage amounts set forth in
          Section 9.02(B)(i); and (ii) Losses incurred by the Seller in connection therewith will be deemed Losses incurred by the Purchaser, subject to the provisions, procedures and limitations of this Section 9.02(B) and
          Section 9.04.
               (iii)     The Purchaser's rights pursuant to this
          Section 9.02(B) will expire on the earlier of (a) the date the Seller has reimbursed the Purchaser for Environmental Losses and Environmental Warranty Losses or made payments in respect of Environmental Losses and Environmental Warranty Losses (which may include reasonable attorneys' fees and costs) pursuant to this
          Section 9.02(B) and Section 9.04 equal to or in excess of the aggregate dollar limitation set forth in
          Section 9.02(B)(i)(d) or (b) the date five (5) years after the Closing Date.
               (iv) The indemnification of the Purchaser provided by this Section 9.02(B) will be the Purchaser's exclusive remedy for recovering from the Seller any Losses for Environmental Losses and Environmental Warranty Losses, and, to the extent the Environmental Losses and Environmental Warranty Losses incurred by the Purchaser exceed the amounts for which the Seller is liable under this Section 9.02(B), the Purchaser hereby expressly releases the Seller and Insilco Affiliates from any claim for such Losses that the Purchaser may have under statutory or common law, including any claim that may arise under CERCLA; provided, however, that nothing contained in this Section 9.02(B)(iv) is intended to apply to any claim under this Agreement that the Purchaser may have with respect to Offsite Environmental Losses and Shared Successor Environmental Losses.
               (v) The Purchaser and the Seller will cooperate with each other if either party pursues a cost recovery action under CERCLA or similar action for Environmental Loss against any third party in connection with the Real Property ("Cost Recovery Action"). The Purchaser and the Seller will share equally any costs incurred by either party in pursuing a Cost Recovery Action (excluding any action against a party's insurance carrier). To the extent that the Seller has paid the Purchaser any amounts pursuant to this Section 9.02(B) in connection with an Environmental Loss which is the subject of a Cost Recovery Action, and the Purchaser or the Seller recovers or is paid any amount (a "Recovered Amount") through such Cost Recovery Action (excluding any amount recovered by a party against its insurance carrier), the Seller will be entitled to retain or receive or be reimbursed, and the Purchaser will be entitled to retain or receive or be reimbursed, from such Recovered Amounts the amounts previously paid by each in their respective percentages set forth in this Section 9.02(B), and the aggregate amount that the Seller has paid pursuant to this
          Section 9.02(B) will be deemed reduced by the amount that the Seller has retained, received or been reimbursed.
          (C) Indemnification of the Purchaser for Losses Arising from Offsite Environmental Losses, Retained Liabilities and Shared Successor Environmental Losses.
               (i) The Seller agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from

            (a) Offsite Environmental Losses incurred by the Purchaser and, (b) any Loss or Losses, whether arising before, on or after the Closing Date, incurred by the Purchaser arising from any Retained Liability.
               (ii) The Seller agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from, any Shared Successor Environmental Losses incurred by the Purchaser to the extent and in the manner as follows: fifty percent (50%) of such Losses will be reimbursed by the Seller pursuant to the procedures of Section 9.04, and the Purchaser will be liable for the remaining fifty percent (50%) thereof.
          (D)  Indemnification of the Purchaser for Product
     Warranty Losses.
               (i) The Purchaser will not be entitled to assert a claim for indemnification against the Seller for Product Warranty Losses until such Losses incurred by the Purchaser exceed $100,000. Product Warranty Losses in excess of $100,000 will be credited against the Threshold Amount to the Seller's indemnity obligation under Section 9.02(A) without regard to the requirement of Section 9.02(A) that each Loss claimed thereunder exceed $5,000. The Seller agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from, such Product Warranty Losses to the extent that the aggregate of Product Warranty Losses and other Purchaser Indemnified Losses under Section 9.02(A) exceeds the Threshold Amount, not to exceed the limits for indemnification for Purchaser Indemnified Losses provided in Section 9.02(A). Notwithstanding the provisions of
          Section 9.04 with respect to notices, including Claim Notices, the Seller will not be required to credit against the Threshold Amount or reimburse the Purchaser for Product Warranty Losses unless the Purchaser has provided the Seller prior to the settlement of such claim with: (a) written notice of each such claim in excess of $1,000 for a Product Warranty Loss and (b) quarterly reports of all claims and Losses actually incurred for Product Warranty Losses. Such notices and quarterly reports will specify such claims and Losses, as applicable, in reasonable detail. Notwithstanding the provisions of Section 9.04 that provide for the Indemnifying Party to have full control of proceedings involving indemnified Losses, until the Threshold Amount to the Seller's indemnity obligation has been exceeded the Purchaser will control the defense and resolution (including any payment) of Product Warranty Losses; thereafter, Product Warranty Loss claims will be subject to the procedures of Section 9.04. Notwithstanding anything to the contrary contained in this
          Section 9.02(D), the Purchaser will only be entitled to assert a claim for indemnification against the Seller for any Product Warranty Loss with respect to Products not manufactured by the Division to the extent that the Purchaser has used its Best Efforts to recover, and has not recovered, such Product Warranty Loss from such third party manufacturer, supplier or seller (other than the Seller) who may be liable for such Product Warranty Loss.

          The Seller will be subrogated to the rights of the Purchaser against any third party for Product Warranty Losses.
               (ii) In determining the amount of any Loss for which the Purchaser is entitled to indemnification under this
          Section 9.02(D), in addition to any reduction for insurance recoveries contemplated by Section 9.05, the gross amount thereof will be reduced by any other proceeds from third parties actually realized by the Purchaser; provided, however, that if the Purchaser has been indemnified but does not actually receive such proceeds until after being indemnified, the Purchaser will reimburse the Seller for amounts paid to or on behalf of the Purchaser to the extent of the proceeds so received. The Purchaser's right to submit claims for indemnification pursuant to Section 9.02(D) will expire on the earlier of (a) the date the Seller has reimbursed the Purchaser or directly incurred costs (which may include reasonable attorneys' fees and costs) pursuant to Sections 9.02(D) and 9.04 for Product Warranty Losses equal to or in excess of the aggregate dollar limitations set forth in Section 9.02 (A) or (b) five (5) years after the Closing Date.
               (iii) The indemnification of the Purchaser provided by this Section 9.02(D) will be the Purchaser's exclusive remedy for recovering from the Seller any Product Warranty Losses, and the Seller will have no indemnification obligation with respect to Product Warranty Losses in excess of the limits for indemnification for Purchaser Indemnified Losses provided in Section 9.02(A).
          (E) Indemnification of the Seller for Losses. The Purchaser agrees to indemnify and defend the Seller against, and hold the Seller harmless from, any Loss or Losses incurred by the Seller after the Closing Date (any such Loss or Losses being referred to herein as a "Seller Indemnified Loss" or "Seller Indemnified Losses"):
               (i) arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by the Purchaser in the Purchaser's Transfer Agreements;
               (ii) arising from or related to the conduct of the business of the Division or any Transferred Asset, which Loss or Losses arise from actions or events occurring on or after the Closing Date, including any Loss or Losses resulting from any Post-Closing Environmental Loss; or
               (iii)     arising from or related to any Assumed
          Liabilities;
     provided, however, that the Seller will not be entitled to assert rights of indemnification under this Article IX for Seller Indemnified Losses until the aggregate of all Seller Indemnified Losses exceeds the Threshold Amount (it being understood that all such Seller Indemnified Losses will accumulate until such time or times as the aggregate of all Seller Indemnified Losses exceeds such Threshold Amount, whereupon the Seller will be entitled to indemnification hereunder for any Seller Indemnified Losses in excess of, but excluding, such Threshold Amount); and provided, further, that the Threshold Amount will not apply to the Purchaser's obligations to the Seller pursuant to Articles II and VII and
     Section 10.02 or the Purchaser's obligations to make any payment of severance or vacation pay pursuant to Article VIII.
          9.03 Survival. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith will terminate and expire two (2) years after the Closing Date, after which no party may institute any action or present any claim for a breach of such representations or warranties; provided, however, that the representations and warranties in Section 4.01(N) will terminate and expire five (5) years after the Closing Date, and the representations and warranties in Sections 4.01(A) and (B), and Sections 4.02(A) and (B) will survive indefinitely. The covenants and agreements set forth in this Agreement will expire upon completion of the Closing; provided, however, that the covenants and agreements set forth in Section 6.01(I)(ii) will terminate and expire five (5) years after the Closing Date with respect to Purchaser Notified Items that are disclosed on Schedule 4.01(N), and two (2) years after the Closing Date with respect to all other Purchaser Notified Items, and provided further that the covenants and agreements set forth in Sections 2.01, 2.02, 2.03, 5.01(G), 5.01(J), 5.02(C), 5.02(E) (to the extent such confidential data or information does not relate to the Division), 5.02(F) and 5.02(J), this Article IX and Articles VII, VIII, X, XI, XII, XIII, XIV, XV and XVI will survive until the expiration of the applicable statute of limitations period (including all periods of extension or tolling), after which respective time periods no party may institute any action or present any claim for a breach of such covenant or agreement.
          9.04 Indemnification Procedures. Except to the extent otherwise provided in Section 9.02(B) and 9.02(D), all claims for indemnification under this Agreement will be asserted and resolved as follows:
          (A) A party claiming indemnification under this Agreement (an "Indemnified Party") will promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.
          Within thirty (30) days after receipt of any Claim Notice or, with respect to any Claim Notice received for any Environmental Loss, such lesser period as may be required in order to comply with any applicable Environmental Law or to respond to any complaint or pleading (the "Election Period"), the Indemnifying Party will notify the Indemnified Party
     (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.
          (B) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.04(B). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.04(B) and, except as permitted above or pursuant to Section 9.04(C), will bear its own costs and expenses with respect to such participation. Notwithstanding anything in this Section 9.04 to the contrary, the Indemnifying Party will not, without the written consent of the Indemnified Party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or
     (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments.
          (C) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.04(B), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to
     Section 9.04(B) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party will have full control of such defense and proceedings; provided, however, that the Indemnified Party may not, without the Indemnifying Party's consent, which will not be unreasonably withheld, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding,
     (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (iii) except as otherwise provided in
     Section 9.02(B), take any action to respond to any Environmental Loss. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.04(C) or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.04(C), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.
          (D) If an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, or knowledge of facts which could give rise to such a claim, the Indemnified Party will transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice will be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.
            Payments of all amounts owing by the Indemnifying
     Party pursuant to Sections 9.04(B) and (C) and 9.05 will be made within thirty (30) days after the latest of (i) the effective date of the settlement of the Third Party Claim,
     (ii) the date an adjudication of such Third Party Claim becomes final and nonappealable or (iii) the date an adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement becomes final and nonappealable. Payments of all amounts owing by the Indemnifying Party pursuant to Section 9.04(D) will be made within thirty (30) days after the later of (i) the expiration of the sixty (60) day Indemnity Notice period or (ii) the date an adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement becomes final and nonappealable.
          9.05 Insurance.
               Except with respect to Cost Recovery Actions:
          (A) in determining the amount of any Loss for which any party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any proceeds actually realized under insurance policies by such party; provided, however, that if such party has been indemnified but does not actually receive such insurance proceeds until after being indemnified, such party will reimburse the Indemnifying Party for amounts paid to or on behalf of such party to the extent of the insurance proceeds so received;
          (B) following the Closing Date, if the Seller should suffer any Loss covered by any of the Seller's insurance policies and wishes to make a claim against the issuer of such policy, the Purchaser will cooperate with the Seller, at the Seller's expense, in ascertaining and establishing coverage, pursuing such claim and collecting under such policy; and
          (C) if both the Indemnifying Party and the Indemnified Party have insurance coverage respecting a particular Loss for which indemnification is provided pursuant to this Article IX, the Purchaser and the Seller agree that the insurance coverage of the Indemnifying Party will be called upon before the insurance coverage of the Indemnified Party is called upon.
          9.06 Acknowledgment of the Purchaser. The Purchaser expressly agrees and acknowledges that, in consummating the transactions contemplated hereby, it is only relying on the representations and warranties of the Seller made in the Transfer Agreements and is not relying on any representation or warranty of any present, former or future stockholder, director, officer, employee, agent, consultant or representative of the Seller or any Insilco Affiliate.
                           ARTICLE X.
                Termination, Amendment and Waiver
          10.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (A) by the mutual written agreement of the Seller and the Purchaser;
          (B) by the Seller by notice thereof to the Purchaser if the conditions to the obligations of the Seller to proceed with the Closing which are contained in Section 6.02 are not satisfied on or before September 30, 1994;
          (C) by the Purchaser by notice thereof to the Seller if the conditions to the obligations of the Purchaser to proceed with the Closing which are contained in Section 6.01 are not satisfied on or before September 30, 1994; or
          (D) by the Seller or the Purchaser if the consummation of such transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby;
provided, however, that a party will not be allowed to exercise any right of termination pursuant to this Section 10.01 if the event giving rise to such termination right shall be due to the negligent, bad faith or willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.
          10.02 Effect of Termination. The following provisions will apply in the event of a termination of this
Agreement:
          (A) If this Agreement is terminated by the Seller or by the Purchaser as permitted under Section 10.01, such termination will be without liability to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party.
          (B) If this Agreement is otherwise terminated, the terminating party will be fully liable for any and all damages sustained or incurred by the other party to this Agreement, and such other party will be entitled to equitable relief, including injunctive relief, and specific performance to the full extent available at law or in equity, as well as to all other remedies available at law or in equity.
          (C) The Seller and the Purchaser agree that the provisions of this Section 10.02, Section 5.02(E), and Articles XI, XII and XV will survive any termination of this Agreement.
          10.03 Amendment. This Agreement may be amended by the parties at any time, but may not be amended except by an instrument signed on behalf of each of the parties.
          10.04 Extension; Waiver. At any time the parties may extend, to the extent permitted by applicable law, the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to it and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if, and to the extent, set forth in an instrument signed on behalf of such party.
          10.05 Procedure for Termination, Amendment, Extension or Waiver. A termination or amendment of this Agreement or an extension or waiver pursuant to any of the foregoing Sections of this Article X by any party will, in order to be effective, require the action of such party's Board of Directors or an authorized committee, officer or designee thereof.
                           ARTICLE XI.
                             Brokers
          The Purchaser and the Seller each represent to the other that, except for Goldman, Sachs & Co., which the Seller acknowledges has been retained by it to assist and advise it in connection with the transactions contemplated by this Agreement, and except for Wertheim Schroder & Co. Incorporated and Pinnacle Partners, which the Purchaser acknowledges have been retained by it to assist and advise it in connection with the transactions contemplated by this Agreement, neither the Purchaser nor the Seller has, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby.
                          ARTICLE XII.
                            Expenses
          The parties agree that the Seller will pay the costs and expenses of Goldman, Sachs & Co., and the Purchaser will pay the costs and expenses of Wertheim Schroder & Co. Incorporated and Pinnacle Partners, each in connection with the transactions contemplated by this Agreement. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby will be paid by the Seller or the Purchaser, as the case may be, depending upon which party incurred such costs and expenses.
                          ARTICLE XIII.
                         Noncompetition
          13.01 Seller's Covenant Not to Compete. For and during the period commencing on the Closing Date and continuing for a period of five (5) years thereafter, the Seller will not, and will cause its subsidiaries not to, engage in the operation of any commercial enterprise which competes with the Purchaser and its subsidiaries within the States of California (including the counties set forth on Schedule 13.01(A)), Hawaii, Nevada or Arizona, U.S.A. or the United States of Mexico, in the sale and distribution of architectural paints and architectural coatings, including the Products.
          13.02 Equitable Relief. The Seller agrees that upon the Seller's violation of Section 13.01, (A) the Purchaser will be entitled to equitable relief, including injunctive relief, and (B) in the event of any such violation, the Seller will not oppose the granting of such relief. Nothing in this Section 13.02 will be deemed to limit the Purchaser's remedies at law or in equity for any breach by the Seller of any of the provisions of this Agreement.
          13.03 Scope of Covenant. If any court of competent jurisdiction determines that the specified time period or the geographical areas set forth in Section 13.01 are unreasonable, arbitrary or against public policy, then such lesser time period or more limited geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.
                          ARTICLE XIV.
                          Real Property
          14.01 Transferred Stores. As soon as practicable after the Signing Date, the parties will cause an appraisal of the Stores to be made by the Appraiser in accordance with the standards set forth in Schedule 14.01(B). On receipt of the appraisal, the Purchaser will select the Stores, fee title to which is to be transferred to it at the Closing (the "Transferred Stores"). The Purchaser and the Seller will share equally both the cost of such appraisal and any refunds or credits by the Appraiser, which refunds or credits are contemplated by Schedule 14.01(B). If the aggregate Fair Market Value of the Transferred Stores exceeds the Book Value, the Purchaser will pay the amount of such excess to the Seller on the Closing Date. If the Fair Market Value of the Transferred Stores is less than the Book Value, the Seller will credit the amount of such difference against the monthly base rent payable by the Purchaser to the Seller under the Leases. The Seller and the Purchaser will execute and deliver at the Closing a Lease with respect to each Store which is not a Transferred Store.
          14.02     Lease.  Each Lease will provide for the
following:
          (A) An initial term of two (2) years from the Closing Date (the "Initial Term"), with base rent payable monthly in advance by the Purchaser to the Seller in an amount equal to the Seller's monthly depreciation attributable to the Store covered by the Lease.
          (B) Options in favor of the Purchaser for two (2) renewal terms of six (6) months each and a third renewal term of five (5) years, each of which options will be exercisable only by ninety (90) days' prior written notice from the Purchaser to the Seller, and provided that no default beyond the applicable cure period exists under such Lease either as of the date of the exercise of the option or as of the date of the commencement of the renewal term. All terms and conditions of the Lease shall remain in effect for any renewal term for which the Purchaser has exercised its option, except monthly base rent shall equal one-twelfth (1/12) of that sum which will result in a rate of return on capital equal to ten percent (10%) per annum, where "capital" equals the Fair Market Value (as hereinafter defined) of such Store. As used herein, "Fair Market Value" means the value of a Store as determined in its most recent appraisal by the Appraiser. If at least sixty (60) days in advance of the commencement of the first six (6) month renewal term or the five (5) year renewal term either party requests a new appraisal, the Seller will cause a new appraisal to be made by the Appraiser.
          (C) Any material default by the Purchaser or the Seller, as applicable, under a Lease that remains uncured after expiration of the applicable cure period will constitute a default by the Purchaser or the Seller, as applicable, under each other Lease, which default under each other Lease will not be subject to additional notice and opportunity to cure.
          14.03     Option to Purchase.
          (A) In each Lease, the Seller will grant the Purchaser an option to purchase the Store covered by the Lease, provided the Purchaser is not in default beyond the applicable cure period under the Lease at the time of exercise of such option or at the time of the purchase contemplated by such option.
          (B) The option may be exercised by the Purchaser at any time before the expiration of the Lease, including any extensions thereof, by giving the Seller written notice of such exercise no less than ninety (90) days prior to the expiration of the term of the Lease, provided such notice is given prior to the Purchaser's receipt of written notice from the Seller of the Seller's written agreement, as such agreement may be modified, to sell the Store to a third party; the Purchaser's Option will automatically terminate on the receipt of such notice. If the sale of such Store pursuant to such written agreement is not consummated, the Purchaser's Option will be automatically reinstated and in full force and effect (subject to subsequent notice of any other sales to third parties). The price payable by the Purchaser will equal the appraised value of such Store as set forth in the Appraiser's appraisal pursuant to Section 14.01 ("Option Purchase Price"), and will be payable in cash at closing.
     Such closing must occur in accordance with the terms of the option provisions set forth in the applicable Lease, and the parties will use their respective Best Efforts to cause such closing to occur within sixty (60) days after the Purchaser's notice to the Seller of exercise of its option.
            On the closing of a sale of any Store to the Purchaser resulting from the Purchaser's exercise of its option described in Section 14.03(A), the Seller will credit against the Option Purchase Price the Purchaser's Share (as hereinafter defined) resulting from such sale.
          14.04 Sale to Third Party. Within thirty (30) days after closing a sale of any Store to a third party or the Purchaser during the term of the Lease covering such Store, the Seller will pay the Purchaser (or, if applicable, credit the Purchaser against the Option Purchase Price), from the Net Sales Price (as hereinafter defined), the Purchaser's Share, if any. "Net Sales Price" for a Store means the gross sales price for a Store, less all customary fees, costs and expenses incurred in connection with its sale that are paid by the Seller or credited against the purchase price. If a third party pays any portion of the purchase price for a Store on a deferred basis, the Purchaser will be entitled to the Purchaser's Share of the deferred portion of the purchase price only when and to the extent that such deferred portion is paid to the Seller in cash. Any sale of a Store to a third party during the term of such Store's Lease will be made subject to the Lease.
          14.05 Sharing of Proceeds. After the Seller has received $6,000,000 in Aggregate Proceeds (as hereinafter defined) from the sale of the Stores (other than Transferred Stores), the Purchaser will receive 50% of the Net Sales Price resulting from each sale of a Store (whether to a third party or the Purchaser) (the "Purchaser's Share"); provided, however, that the Purchaser will only be entitled to share in the Aggregate Proceeds with respect to a Store if the Closing of such sale occurs within eight
(8) years after the Closing Date. "Aggregate Proceeds" means, as of the closing of the sale of any Store, the sum of the Net Sales Prices of previously sold Stores (other than Transferred Stores).

                           ARTICLE XV.
               Environmental Assessments and Data
          15.01 Environmental Assessments. On or as soon as practicable after the Signing Date, the Environmental Consultant will conduct the environmental assessments of the Real Property in the manner and according to the schedule set forth in the Scope of Work. Although the Environmental Consultant's contract will be executed and administered by the Seller, the Environmental Consultant's fees and costs will be invoiced half to the Seller and half to the Purchaser and will be paid as they are incurred, provided that the Seller will not be obligated to pay more than $150,000 of such fees and costs. The Purchaser and the Seller will receive the reports prepared by the Environmental Consultant at least thirty (30) days prior to the Closing Date that will set forth specific cost estimates of Environmental Losses that relate to the operations of the Division and the operations of any former owner of or operator at any Real Property that is evaluated as part of the Scope of Work. The Purchaser will have the right to observe any testing or sampling activities undertaken by the Environmental Consultant, and the Purchaser will have the right to receive split samples derived from such testing or sampling activities, which split samples may be individually analyzed at the Purchaser's sole cost and expense. Each party will indemnify and defend the other against, and hold the other harmless from, one-half (1/2) of Losses pursuant to any applicable Environmental Law directly resulting from the Environmental Consultant's testing or sampling activities in connection with the Scope of Work, which activities create Environmental Losses, including any exacerbation of existing environmental conditions at the Real Property. Any claim for indemnification pursuant to this Section 15.01 will be made pursuant to the procedures of Section 9.04.
          15.02 Environmental Data. All information or data collected or generated during the environmental assessments performed pursuant to Section 15.01 ("Environmental Data") will be subject to the terms of the Confidentiality Agreement executed by the Purchaser. Without in any way limiting the terms of the Confidentiality Agreement, the Purchaser expressly agrees to not disclose or release any Environmental Data prior to the Closing Date without the prior written consent of the Seller, except to the Purchaser's consultants, employees, representatives, attorneys and agents, and the Purchaser's lenders and their consultants and attorneys, who have a need to know such information in connection with the transactions contemplated hereby. After the Closing Date, the Purchaser will provide the Seller with ten (10) days' written notice before releasing any Environmental Data to any third party, including a Governmental Authority, unless otherwise required under an applicable Environmental Law. The Environmental Data will be prepared at the request of the Seller's counsel and, to the fullest extent permitted by applicable law, will be the work product of such counsel and constitute confidential attorney/client communications. The Purchaser expressly agrees that (i) the Seller will be entitled to equitable relief, including injunctive relief, in the event that the Purchaser breaches any obligation under this
Section 15.02 and (ii) in the event of any such breach, the Purchaser will not oppose the granting of such relief.
                          ARTICLE XVI.
            Notices; Books and Records; Miscellaneous
               Notices. All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or telecopy to the parties at the following addresses (or at such other address as a party may specify by like notice):
          (A)  If to the Purchaser, to:

               Grow Group, Inc.
               200 Park Avenue
               New York, New York  10166
               Attention:  Lloyd Frank, Secretary
               Telecopy:  (212) 986-8268

               with a copy (which will not constitute effective notice pursuant to this Section 16.01) to:

               Brobeck, Phleger & Harrison
               550 South Hope Street
               Los Angeles, California  90071-2604
               Attention:  Kenneth R. Bender, Esq.
               Telecopy:  (213) 745-3345

               and (which will not constitute effective notice pursuant to this Section 16.01) to:

               Parker Chapin Flattau & Klimpl
               1211 Avenue of the Americas
               New York, New York 10036
               Attention: Richard A. Rubin
               Telecopy: (212) 704-6288

          (B)  If to the Seller, to:

               Insilco Corporation
               425 Metro Place North
               Fifth Floor
               Dublin, Ohio  43017
               Attention:  General Counsel
               Telecopy:  (614) 791-3195

               with a copy (which will not constitute effective notice pursuant to this Section 16.01) to:

               Baker & Botts, L.L.P.
               2001 Ross Avenue
               Dallas, Texas 75201-2916
               Attention: Karen Wolf
               Telecopy: (214) 953-6503

          16.02 Books and Records. The Seller agrees that the Seller will, promptly after the Closing, deliver or cause to be delivered to the Purchaser all books and records in the possession of the Seller relating to the Transferred Assets, to the extent not then in the possession of the Purchaser.
          16.03     Miscellaneous.
          (A)  Exclusive Agreement; Third Party Beneficiaries.
     This Agreement (i) supersedes all prior agreements between the parties (written or oral) other than the Confidentiality Agreement and the Side Letter, (ii) together with the Confidentiality Agreement, the Side Letter and the other Transfer Agreements, is intended as a complete and exclusive statement of the terms of the agreement between the parties to this Agreement and (iii) except pursuant to Section 9.06, does not and is not intended to confer on any person other than the parties to this Agreement any rights or remedies.
          (B) Choice of Law. This Agreement will be governed by the laws of the State of California.
          (C) Assignments. No party hereto will assign this Agreement or any part hereof without the prior written consent of the other party or parties. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of and shall be specifically assumed by the parties hereto and their respective permitted successors and assigns.
     No such assignment will release the Purchaser of any of its obligations under this Agreement.
          (D) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.
          (E) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same agreement.
          (F) Further Assurances. The Seller and the Purchaser agree to deliver or cause to be delivered to each other such additional instruments, to take such additional action or to make any such filings on the Closing Date and at such other times thereafter as any of them may reasonably request for the purpose of carrying out this Agreement.
          (G) Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference is to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise indicated.
     The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be understood to be followed by the words "without limitation." References to statutes are to be construed as including all rules and regulations issued or promulgated in connection therewith.
          (H) Waiver of Compliance with Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of any bulk transfer laws that may be applicable to the transactions contemplated by this Agreement. The Seller hereby agrees to indemnify and defend the Purchaser against, and hold the Purchaser harmless from, any Loss or Losses incurred by the Purchaser based upon, arising out of or
 otherwise
     in respect of such noncompliance. Any such indemnification will be made pursuant to the procedures set forth in Section 9.04.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
                                   INSILCO CORPORATION



                                   By:
                                      Name:
                                      Title:


                                   GROW GROUP, INC.




                                   By:
                                      Name:
                                      Title:


The Exhibits and Schedules to this Asset Purchase Agreement will be provided to the Securities and Exchange Commission upon request.